Exhibit 10.5

LIMITED LIABILITY COMPANY INTEREST

CONTRIBUTION AGREEMENT

Article 4 COMPANY’S AND INVESTOR’S REPRESENTATIONS AND WARRANTIES		27
4.1	Organization; Validity and Execution; OFAC	27
4.2	No Conflict	29
4.3	Consents	29
4.4	No Litigation	29
4.5	No Bankruptcy	29
4.6	No Violation	29
4.7	ERISA	30
4.8	Investor Representations and Warranties. The Investor hereby represents and warrants to Contributor that	30
4.9	Survival	31
Article 5 INDEMNIFICATION		31
5.1	Indemnification	31
5.2	Attorney Costs	32
5.3	Transfer Taxes.	33
5.4	Knowledge	33
5.5	Survival	33
5.6	Tax Treatment	33
Article 6 BROKERAGE		33
6.1	Brokers	33
6.2	Survival	33
Article 7 TITLE AND SURVEY MATTERS; COMPANY’S INSPECTIONS		34
7.1	Existing Title and Survey	34
7.2	Title and Survey Review.	34
7.3	Company’s Inspections.	35
Article 8 INTERIM OPERATING COVENANTS		36
Article 9 CONDEMNATION AND CASUALTY		41
Article 10 PRORATIONS		43
10.1	Prorations	43
Article 11 REMEDIES		46
11.1	Default by Contributor.	46
11.2	Default by Company.	47
11.3	Termination of Agreement	47
Article 12 MISCELLANEOUS		47
12.1	Modification or Amendments	47
12.2	Entire Agreement	47
12.3	Applicable Law, Arbitration and Severability	47
12.4	Successor and Assigns	48
12.5	Further Assurances	48

12.6	Captions	48
12.7	Separate Counterparts	48
12.8	Obligations to Third Parties	48
12.9	Notices	48
12.10	Costs and Expenses	49
12.11	Computation of Time	50
12.12	Confidentiality	50
12.13	Tax Matters	50
12.14	Interpretation	51
12.15	Cumulative Remedies	51
12.16	No Waiver	51
12.17	Survival	51

LIMITED LIABILITY COMPANY INTEREST
CONTRIBUTION AGREEMENT

THIS LIMITED LIABILITY COMPANY INTEREST CONTRIBUTION AGREEMENT (this “Agreement”), dated effective as of August 26, 2024 (“Effective Date”), is made and entered into by and among PLYMOUTH INDUSTRIAL OP, LP, a Delaware limited partnership (“Contributor”), ISOSCELES JV INVESTMENTS, LLC, a Delaware limited liability company (“Investor”) and ISOSCELES JV, LLC, a Delaware limited liability company (the “Company”). Contributor, Investor and the Company are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

Recitals:

A.             Contributor owns, directly or indirectly, one hundred percent (100%) of the respective limited liability company interests in the entities set forth on Schedule I-A (each such entity, a “Company Subsidiary” and such interests, collectively, the “Membership Interests”).

B.             Each of the Company Subsidiaries set forth on Schedule I-B (each, a “Property Company” and, collectively, the “Property Companies”) is the owner of certain real property set forth opposite such Property Company’s name (each, a “Property” and, collectively, the “Properties”).

C.             As of the Effective Date, Investor is the sole member of the Company.

D.             Subject to and in accordance with the terms of this Agreement, on the Closing Date, (i) Contributor shall contribute to the Company, and the Company shall accept from Contributor, all of the Membership Interests, and (ii) Investor and Plymouth Chicago Portfolio LLC, a Delaware limited liability company, an Affiliate of Contributor ("Sponsor”), shall enter into that certain Amended and Restated Limited Liability Company Agreement of the Company (the “JV Agreement”) in the form attached hereto as Exhibit C.

Agreement:

NOW, THEREFORE, in consideration of the respective representations, warranties, and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

1.1           Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

(a)            “Additional Title Matter” shall have the meaning provided in Section 7.2(a).

(b)           “Affiliate” shall mean any Person (a) directly or indirectly owning or controlling at least 20% of the outstanding voting securities of another Person; (b) directly or indirectly controlling, controlled by or under common control with another Person or Persons; (c) with respect to an individual, any Person related by blood or by marriage (including relatives by adoption) to such Person, the estate of such Person and such Person’s heirs and descendants; or (d) with respect to Contributor only, who is an officer or director of such Person. Neither the Company nor, after the Closing, the Company Subsidiaries, shall be deemed Affiliates of the Contributor or Sponsor for purposes of this Agreement.

(c)            “Agreement” shall have the meaning provided in the preamble.

(d)           Reserved.

(e)            “Anti-Terrorism Order” shall have the meaning provided in Section 3.20.

(f)            “Assignment Agreement” shall have the meaning provided in Section 2.7(a)(i).

(g)           “Assumed Debt” shall mean the debt evidenced by that certain Loan Agreement by and between TRANSAMERICA LIFE INSURANCE COMPANY, an Iowa corporation, as lender (“TransAmerica”), and PLYMOUTH MWG 13040 SOUTH PULASKI LLC, PLYMOUTH MWG 11601 SOUTH CENTRAL LLC, PLYMOUTH MWG 6000 WEST 73RD LLC, PLYMOUTH MWG 6510 WEST 73RD LLC, PLYMOUTH MWG 6558 WEST 73RD LLC, PLYMOUTH MWG 6751 SOUTH SAYRE LLC, PLYMOUTH MWG 7200 SOUTH MASON LLC, PLYMOUTH MWG 1445 GREENLEAF LLC, PLYMOUTH MWG 1796 SHERWIN LLC, PLYMOUTH 3 WEST COLLEGE LLC, PLYMOUTH 1600 FLEETWOOD LLC, PLYMOUTH SOUTH MCLEAN LLC, PLYMOUTH MWG 28160 NORTH KEITH LLC, PLYMOUTH MWG 13970 WEST LAUREL LLC, PLYMOUTH MWG 3841 SWANSON LLC, PLYMOUTH MWG 525 WEST MARQUETTE LLC and PLYMOUTH MWG 1750 SOUTH LINCOLN LLC, each a Delaware limited liability, collectively as borrower, which shall, as of the Closing Date, include the Assumed Debt Amendment.

(h)           “Assumed Debt Amendment” shall have the meaning provided in Section 8.1(h).

(i)             “Break-Up Fee” shall mean a fee in the amount of Ten Million and No/100 Dollars $10,000,000.

(j)             “Business Day” shall mean any day except a Saturday, Sunday or other day which shall be in California or New York a legal holiday or a day on which banking institutions are authorized by law or executive action to close.

(k)           “CapEx Reserve Amount” shall have the meaning provided in Section 2.3(a).

(l)             “Casualty Notice” shall have the meaning provided in Section 9.1.

(m)          “Chicago” shall mean Chicago Title Insurance Company, in its capacity as title insurer.

(n)           “Claims” shall have the meaning provided in Section 5.1(a).

(o)           “Closing” shall have the meaning provided in Section 2.6.

(p)           “Closing Date” shall have the meaning provided in Section 2.6.

(q)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(r)            “Company” shall have the meaning provided in the preamble.

(s)            “Company and Investor Indemnified Parties” shall have the meaning provided in Section 5.1(a).

(t)             “Company Subsidiary” shall have the meaning provided in the recitals.

(u)           “Company Transaction Documents” shall have the meaning provided in Section 4.1.

(v)           “Condemned Property” shall have the meaning provided in Section 9.2.

(w)          “Contracts” shall have the meaning provided in Section 3.14.

(x)           “Contributor” shall have the meaning provided in the preamble.

(y)           “Contributor Estoppel Certificate” shall have the meaning provided in Section 8.1(j)(i).

(z)            “Contributor Indemnified Parties” shall have the meaning provided in Section 5.1(b).

(aa)         “Contributor Transaction Documents” shall have the meaning provided in Section 3.1(b).

(bb)        “Control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the exclusive power to direct or cause the direction of management or policies of the Person in question (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(cc)         “Controlled Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with another Person or Persons.

(dd)        “Damaged Property” shall have the meaning provided in Section 9.1.

(ee)         “Dataroom” shall mean the data site entitled “Latham & Watkins” located at the following web address: https://plymouthrei.sharefile.com/.

(ff)          “Deposit” shall have the meaning provided in Section 2.4.

(gg)        “Effective Date” shall have the meaning provided in the preamble.

(hh)        “Environmental Laws” shall mean any local, state, or Federal law, statute, code, ordinance, rule, or regulation pertaining to environmental regulation, contamination, clean-up of contamination or disclosure of environmental conditions or otherwise relating to public health and safety (to the extent related to exposure to hazardous substances), including each of the following, as the same may be amended from time to time: (A) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (“RCRA”), and regulations promulgated thereunder; (B) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”), and regulations promulgated thereunder; (C) the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (D) the Endangered Species Act (15 U.S.C. §1531 et seq.); and (E) laws, statutes, ordinances, rules, regulations, orders, or determinations relating to “wetlands”, including those set forth in the Clean Water Act (33 U.S.C. § 1251 et seq.).

(ii)           “Environmental Reports” shall mean those certain Phase I Environmental Site Assessment Reports prepared for each Property by Partner Engineering and Science, Inc. under Partner Project No. 24-453312.

(jj)           “ERISA” shall have the meaning provided in Section 3.19.

(kk)        “Escrow Agent” shall mean National Land Tenure Company LLC, in its capacity as escrow agent.

(ll)           “Escrow Instructions” shall have the meaning provided in Section 2.4(b).

(mm)     “Executive Order” shall have the meaning provided in Section 3.1(f).

(nn)        “FCPA” shall have the meaning provided in Section 3.1(e).

(oo)        “Financial Statements” shall have the meaning provided in Section 3.21.

(pp)        “Fidelity” shall mean Fidelity National Title Insurance Company, in its capacity as title insurer.

(qq)        “Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory, quasi-governmental or administrative functions of or pertaining to government, and any arbitrator or arbitral body, including any department thereof.

(rr)          “Hazardous Materials” shall mean (A) any “hazardous waste” as defined by RCRA, and regulations promulgated thereunder; (B) any “hazardous substance” as defined by CERCLA, and regulations promulgated thereunder; (C) any toxic substance as defined under or regulated by the Toxic Substances Control Act; (D) asbestos, polychlorinated biphenyls, radon, or explosive or radioactive materials; (E) underground and above ground storage tanks, whether empty, filled or partially filled with any substance, including any petroleum product or any other “hazardous substance”; (F) any substance the presence of which on the Properties is prohibited by any Environmental Laws; and (G) any other substance which by any Environmental Laws requires special handling or notification of any governmental agency in its collection, storage, treatment, or disposal; provided, however, that “Hazardous Materials” shall not include commercially reasonable amounts of such materials used or stored in the ordinary course of ownership, operation, cleaning, alteration, restoration, maintenance, and/or use of the Properties which are used and stored in accordance, in all material respects, with Environmental Laws.

(ss)          “Independent Consideration” shall have the meaning provided in Section 2.3(d).

(tt)           “Investor” shall have the meaning provided in the preamble.

(uu)        “Investor Cash Contribution” shall have the meaning provided in Section 2.3(a).

(vv)        “IRS” means the U.S. Internal Revenue Service.

(ww)      “JV Agreement” shall have the meaning provided in the recitals.

(xx)        “Leases” shall have the meaning provided in Section 3.15.

(yy)        “Leasing Costs” shall have the meaning provided in Section 10.1(d).

(zz)         “Lien” shall have the meaning provided in Section 3.3.

(aaa)      “Major Tenants” means the tenants set forth on Schedule 2.7.

(bbb)     “Material Adverse Event” means the occurrence of any event, including a change in prevailing market interest rates that causes the United States 5 Year Treasury Rate to be increased to an amount equal to or greater than five and one half percent (5.5%), which causes Contributor to be unable to obtain on behalf of the applicable Company Subsidiaries (i) the Assumed Debt Amendment and the New Debt or (ii) other financing(s) which provide for proceeds necessary to pay off in full any existing financing directly or indirectly encumbering the Properties or the Company Subsidiaries which satisfies the conditions set forth in the definition of “New Debt” (other than the condition set forth in clause (1) thereof), subject to a waiver by the Company of any such condition; provided that, in each case, Contributor shall have used best efforts to obtain such financing, including by (x) fully cooperating with the applicable lenders’ customary and commercially reasonable requirements, (y) providing or causing to be provided guaranties other than those set forth in clause (11) of the definition of “New Debt” and (z) by providing legal opinions with respect to the Company.

(ccc)      “Material Contracts” means (i) any property management, development management agreement, leasing agreement, asset management, brokerage, franchise agreement, or other similar management agreement relating to any Company Subsidiary or Property, or (ii) any other Contract, other than any Contract which (1) is a Lease or (2)(A) is terminable without penalty upon not more than thirty (30) days’ prior written notice from Contributor or any Company Subsidiary, (B) is entered into in the ordinary course of the applicable Company Subsidiary’s business, (C) when taken together with all other Contracts between the applicable Company Subsidiary and its Affiliates, on the one hand, and the applicable counterparty and its Affiliates, on the other hand, does not obligate the applicable Company Subsidiary to make aggregate payments thereunder in excess of $250,000 relating to any Company Subsidiary or Property, (D) does not have a term of greater than one (1) year, and (E) does not expressly require Contributor or any Affiliate of the Contributor to continue to own, control, provide employment, or otherwise be involved with the Company, any Company Subsidiary or any Property (provided, that for purposes of the foregoing clause (E) of this definition, the term “Affiliate” shall not include the Company or any Company Subsidiary from and after Closing).

(ddd)     “Membership Interests” shall have the meaning provided in the recitals.

(eee)      “New Debt” shall have the meaning provided in Section 8.1(i).

(fff)        “Non-Permitted Encumbrances” shall mean (i) any violations or breaches of applicable Requirements of Law or of rules or requirements imposed by any Governmental Authority, including building, fire, or life safety codes, or similar requirements from any zoning or municipal authority, which would, in any case, have a material adverse impact on any Company Subsidiary, its financial or other prospects, its ability to fulfill its obligations under this Agreement or the other Contributor Transaction Documents, the Transactions, or any Property (including the value thereof)), (ii) any Lien against any Property, or any part thereof, which is a financial or monetary encumbrance, including any mortgage, deed of trust, other debt security, attachment, judgment, lien for delinquent real estate taxes or delinquent assessments, mechanic’s or materialmen’s liens, and any lien for delinquent taxes, assessments, utility, water, sewer or other governmental charges (other than the Liens securing the New Debt and the Liens securing the Assumed Debt (after giving effect to the Assumed Debt Amendment in accordance with the terms of this Agreement)), (iii) any exceptions to title which would be removed upon the applicable Company Subsidiary’s delivery of a customary seller’s and/or non-imputation title affidavit and/or indemnity to the Title Company, and (iv) title matters created or permitted by Contributor, any Company Subsidiary or any of their respective Affiliates in violation of the terms of this Agreement, subject to the rights of Contributor set forth in Section 8.1(d).

(ggg)     “Notices” shall have the meaning provided in Section 12.9.

(hhh)     “OFAC” shall have the meaning provided in Section 3.1(d).

(iii)         “Organizational Documents” shall have the meaning provided in Section 3.5.

(jjj)         “Parties” shall have the meaning provided in the preamble.

(kkk)     “Permitted Encumbrances” shall mean (i) the Liens securing the New Debt entered into in accordance with the terms of this Agreement, (ii) the Liens securing the Assumed Debt (after giving effect to the Assumed Debt Amendment entered into in accordance with the terms of this Agreement), (iii) all matters, encumbrances, Liens, and/or exceptions to title reflected on the Title Policies and/or the Title Commitments in Company’s possession as of the Effective Date, other than Non-Permitted Encumbrances, (iv) all presently existing and future Liens for unpaid real estate taxes, assessments, and water and sewer charges that are not due and payable as of the Closing Date, subject to adjustment as hereinafter provided, (v) exceptions approved or deemed approved by the Company pursuant to Section 7.2; and (vi) any Lien or encumbrance arising out of the acts or omissions of the Company or the Investor.

(lll)         “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

(mmm)                  “Prohibited Person” shall have the meaning provided in Section 3.20.

(nnn)     “Property” shall have the meaning provided in the recitals.

(ooo)     “Property Companies” shall have the meaning provided in the recitals.

(ppp)     “Releases” shall mean, with respect to any Hazardous Materials, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

(qqq)     “Rent Roll” shall have the meaning provided in Section 3.15.

(rrr)        “Reporting Person” shall have the meaning provided in Section 2.4(f).

(sss)       “Required Tenant Estoppel Certificates” shall have the meaning provided in Section 8.1(j)(i).

(ttt)         “Required Tenant Estoppel Threshold” shall have the meaning provided in Section 8.1(j)(i).

(uuu)     “Requirements of Law” shall mean, as to any Person, any United States or state or local law, treaty, rule, regulation, order, judgment or determination, in each case, of a Governmental Authority, in each case, applicable to or binding upon such Person or any of its assets (or to which such Person or any of its assets is subject) or applicable to any or all of the Transactions.

(vvv)     “Settlement Statement” shall have the meaning provided in Section 10.1.

(www) “Significant Portion” means (x) with respect to a casualty, (i) that requires repair costs in excess of 7.5% of the fair market value of all of the Properties in the aggregate or 10% of any individual Property, (ii) that is expected, in the Company’s reasonable discretion, to take longer than six (6) months to repair, (iii) that materially and adversely impairs ingress or egress to a Property, or (iv) for which the affected Property could not be rebuilt in accordance with all Requirements of Law to substantially the same size, height, square footage or in the substantially same condition as immediately prior to the casualty, and (y) with respect to a condemnation, (i) a condemnation resulting in a diminution of value of 7.5% of the fair market value of all of the Properties in the aggregate or 10% of any individual Property or (ii) that materially and adversely impairs ingress or egress to a Property.

(xxx)     “Sponsor” shall have the meaning provided in the recitals.

(yyy)     “Structure Chart” shall have the meaning provided in Section 3.5.

(zzz)      “Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, occupancy, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, or other like assessment or charge, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any taxing authority.

(aaaa)    “Tax Returns” shall mean any return, declaration, report, claim for refund or information return or statement or attachment thereto, and including any amendment thereof, filed or required to be filed with a taxing authority in respect of any Taxes.

(bbbb)  “Tenant Estoppel Certificate” shall have the meaning provided in Section 8.1(j).

(cccc)    “Termination Surviving Obligations” means the rights, liabilities and obligations which by the express terms of this Agreement survive the termination of this Agreement.

(dddd)  “Title Commitment” shall have the meaning provided in Section 7.1.

(eeee)    “Title Companies” shall mean, collectively, Chicago and Fidelity.

(ffff)      “Title Endorsements” shall have the meaning provided in Section 2.8(b).

(gggg)  “Title Estoppel Certificates” means, collectively, the following estoppel certificates: with respect to the Property located at (i) 1301 Ridgeview Drive, McHenry, IL, an estoppel certificate from McHenry Corporate Center Association, an Illinois not-for-profit corporation, with respect to that certain Declaration of Protective Covenants, recorded in the public records as document No. 89R033778, (ii) 2401-2441 Commerce Drive, Libertyville, IL, an estoppel certificate from Lincoln Commerce Center Association, an Illinois not-for-profit corporation, with respect to that certain Declaration of Protective Covenants, recorded in the public records as document No. 2851884, (iii) 2600-2620 Commerce Drive, Libertyville, IL, an estoppel certificate from Lincoln Commerce Center II Association, an Illinois not-for-profit corporation, with respect to that certain Declaration of Protective Covenants, recorded in the public records as document No. 3675309, (iv) 28160 North Keith Drive, Lake Forest, IL 60048, an estoppel certificate from Bradley Road Industrial Park Unit I and Unit II Property Owners Association, with respect to that certain Amended Covenant Establishing the rights, powers and duties of the Bradley Road Industrial Park Property Owners Association, recorded in the public records as document No. 2024798 (as further amended by document Nos. 2025731, 2059643 and 2059644), and (v) 800 Church Street, Lake Zurich, IL, an estoppel certificate from The Midlothian Court Association, an Illinois not-for-profit corporation, with respect to that certain Declaration of Easements, Restrictions, Covenants and By-Laws, recorded in the public records as document No. 3990920, in each case, certifying that (A) the applicable agreement is in full force and effect, (B) there are no defaults under such agreement, (C) all obligations of the applicable Company

Subsidiary thereunder have been satisfied, and (D) that no assessments or other monies are due and payable in connection therewith.

(hhhh)  “Title Policies” shall mean has the meaning provided in Section 2.8(b).

(iiii)        “Transaction Documents” shall have the meaning provided in Section 4.1(a).

(jjjj)        “Transactions” shall mean the transactions contemplated by this Agreement.

(kkkk)  “Unassumed Debt” shall have the meaning provided in Section 2.7(a)(x).

(llll)        “Updated Survey” shall have the meaning provided in Section 7.1.

Article 2
CONTRIBUTION OF MEMBERSHIP INTERESTS

2.1           Membership Interests.

(a)            Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Contributor shall contribute, as Sponsor’s Initial Capital Contribution (as defined in the JV Agreement) to the Company, its Membership Interests to the Company Subsidiaries, free and clear of any Liens (as hereinafter defined), and the Company shall accept such Membership Interests from Contributor, free and clear of any Liens.

(b)           It is the intent of the Parties that, in accordance with the terms of Article 10, all items of income and expense attributable to the Company Subsidiaries and the Properties accruing prior to the Effective Date inure to the Contributor, and that all items of income and expense accruing to the Company Subsidiaries and the Properties on and after the Effective Date inure to the Company.

2.2           Consideration. In consideration for the contribution of the Membership Interests by the Contributor to the Company pursuant to Section 2.1(a), Sponsor shall be issued limited liability company interests in the Company representing 35% of the interests of the Company in the aggregate.

2.3           Cash Closing Contributions; Independent Consideration.

(a)            No later than 5 p.m. (Eastern Time) on the Closing Date, Investor will deposit or cause to be deposited in escrow with the Escrow Agent an amount equal to $115,700,000.00 (the “Investor Cash Contribution”), less the Deposit, by wire transfer of immediately available funds to an account to be designated by the Escrow Agent, which Investor Cash Contribution shall be deemed to be Investor’s Initial Capital Contribution (as defined in the JV Agreement) to the Company, and a portion of which Investor Cash Contribution in the amount of $18,000,000 (the “CapEx Reserve Amount”) shall constitute the CapEx Reserve (as defined in the JV Agreement) of the Company in accordance with Section 3.1(b) of the JV Agreement. The

Investor Cash Contribution and the CapEx Reserve Amount shall be subject to adjustments, credits and apportionments as set forth in this Agreement, including in Article 10 hereof.

(b)           At the Closing, the Escrow Agent shall pay the CapEx Reserve Amount to an account designated in accordance with Section 3.1(b) of the JV Agreement.

(c)            At the Closing, the Escrow Agent shall pay the Investor Cash Contribution (including the Deposit), less the CapEx Reserve Amount and subject to any applicable adjustments, credits and apportionments (the “Closing Distribution”), to the Sponsor, which shall be deemed a distribution to the Sponsor under the JV Agreement in accordance with Section 5.1 thereof.

(d)           Notwithstanding any other provision of this Agreement, the Escrow Agent shall pay directly to Contributor, upon the earlier to occur of the Closing or the termination of this Agreement for any reason, a portion of the Deposit in the sum of One Hundred and No/100 Dollars ($100.00) (the “Independent Consideration”), which shall constitute independent consideration to Contributor for the execution of this Agreement, and is expressly acknowledged to be adequate. The Independent Consideration shall be deemed fully earned when received by Contributor and shall not be refundable to the Company under any circumstances whatsoever. In the event of Closing, the Independent Consideration shall be considered a portion of the Investor Cash Contribution together with the remainder of the Deposit.

2.4           Deposit and Escrow Instructions.

(a)            Within three (3) Business Days after the Effective Date, the Company shall deposit with the Escrow Agent, in immediately available funds, the sum of Ten Million and No/100 Dollars ($10,000,000.00) (together with all interest thereon, the “Deposit”), to be held by the Escrow Agent in an interest-bearing account. All interest accrued on the Deposit shall (i) if Closing occurs in accordance with the terms of this Agreement, be added to and shall constitute a portion of the Deposit hereunder or (ii) if Closing fails to occur in accordance with the terms of this Agreement, be returned to the Company by Escrow Agent upon written request therefor by the Company. If the Company fails to timely deliver any portion of the Deposit as provided herein and fails to cure such default within one (1) Business Day following the Company’s receipt of written notice thereof from Contributor, Contributor, as its sole and exclusive remedy, may, at any time after such failure but prior to the subsequent cure thereof, terminate this Agreement by delivering written notice of termination to Company and Escrow Agent, in which event the Escrow Agent shall deliver the portion of the Deposit that Escrow Agent has received prior to the cure of such default, if any, to Contributor, as Contributor’s liquidated damages, and no Party shall have any further right or obligation hereunder except for any Termination Surviving Obligations. If Closing occurs, the Deposit shall constitute a portion of the Investor Cash Contribution and, at the Closing, the Deposit shall be applied towards payment of the Investor Cash Contribution in accordance with the terms of this Agreement. In the event the Closing does not occur, then the Escrow Agent shall disburse the Deposit in the manner provided for elsewhere herein and/or in the Escrow Agreement (as defined below).

(b)           This Section 2.4 and that certain Escrow Agreement, dated as of even date herewith, by and among Contributor, the Company and Escrow Agent (the “Escrow Agreement”)

constitute the escrow instructions of Contributor and the Company to the Escrow Agent with regard to the Deposit and the Closing (collectively, the “Escrow Instructions”). By its execution of the joinder attached hereto, the Escrow Agent agrees to be bound by the provisions of this Section 2.4. If at any time after the Effective Date, the Escrow Agent requires additional instructions, the Parties agree to make such modifications to the Escrow Instructions as the Company and Contributor shall mutually approve in writing and which do not substantially alter this Agreement or the Transactions. In the event of any conflict between this Agreement (excluding this Section 2.4) and such additional escrow instructions, this Agreement will control. If there is any dispute among the parties hereto as to whether the Escrow Agent shall disburse any funds, documents or instruments held by Escrow Agent pursuant to the terms hereof, the Escrow Agent may either (a) hold such items or funds until receipt of an authorization in writing signed by the Parties hereto that such dispute has been resolved and providing further instructions to Escrow Agent with respect to such funds, documents or instruments; or (b) file a suit in interpleader in a court of competent jurisdiction, tender such items into court, and/or obtain an order from a court of competent jurisdiction requiring the parties to litigate their several claims among themselves, upon which event the Escrow Agent shall ipso facto be released and discharged from all obligations and duties under this Agreement.

(c)            Reserved.

(d)           Except as may otherwise be required by law, the Escrow Agent will maintain in strict confidence and not disclose to anyone the existence of this Agreement, the identity of the parties hereto, the provisions of this Agreement or any other information concerning the transactions contemplated hereby, without the prior written consent of both the Company and Contributor in each instance.

(e)            Escrow Agent will invest and reinvest the Deposit, at the instruction and sole election of the Company, in an interest-bearing account at a commercial bank mutually acceptable to and the Company and Escrow Agent.

(f)            If applicable, in order to assure compliance with the requirements of Section 6045 of the Code and any related reporting requirements of the Code, the parties hereto agree that (a) the Escrow Agent (for purposes of this Section 2.4(f), the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code and hereby agrees to other comply with the provisions of Section 6045 of the Code; and (b) Contributor and the Company each hereby agree (i) to provide to the Reporting Person all information and certifications regarding such Party, as required to be provided by a Party to the transaction described herein under Section 6045 of the Code, and (ii) to provide to the Reporting Person such Party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or on any other form the applicable Code sections and regulations might require), signed under penalties of perjury, stating that the taxpayer identification number supplied by such Party to the Reporting Person is correct.

2.5           Allocations; Investor Cash Contribution and CapEx Reserve.

(a)            The consideration payable in exchange for assets contributed to the Company pursuant to this Agreement (as determined pursuant to Section 3.1(a) of the JV

Agreement) shall be allocated for U.S. federal income and applicable state and local tax purposes in accordance with a schedule prepared by Contributor and approved by Investor in accordance with the terms of this Section 2.5(a) (the “Allocation Schedule”). The Contributor shall prepare and provide to Investor for review and comment a draft allocation schedule (the “Draft Allocation Schedule”) within thirty (30) days after the Effective Date. Within thirty (30) days of Investor’s receipt of such Draft Allocation Schedule, Investor shall notify Contributor in writing whether Investor accepts the Draft Allocation Schedule or disputes any item(s) therein. If Investor does not provide any response to Contributor within such thirty (30) day period, the Draft Allocation Schedule shall become the Allocation Schedule hereunder and shall be deemed final and binding on the Parties. In the event that Investor does provide timely notice that it disputes the Draft Allocation Schedule, then Investor and Contributor shall work together in good faith for a period of thirty (30) days to come to a mutual agreement and prepare the final Allocation Schedule (such agreement not to be unreasonably withheld, conditioned or delayed). If the consideration payable to the Contributor is adjusted pursuant to this Agreement, the Allocation Schedule shall be adjusted as mutually agreed by Contributor and Investor (such agreement not to be unreasonably withheld, conditioned or delayed). In the absence of mutual agreement with respect to the Allocation Schedule or an adjustment pursuant to the foregoing sentence, the parties shall engage a mutually chosen independent advisor at a nationally recognized accounting firm at the expense of the Contributor to make a final and binding determination in respect thereof. The parties shall file all Tax Returns consistent with the Allocation Schedule and shall not take any contrary Tax position unless required by a final determination within the meaning of Section 1313 of the Code; provided, however, that nothing contained herein shall prevent the parties from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Schedule, and no party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Allocation Schedule.

(b)           The Investor Cash Contribution and the CapEx Reserve Amount are set forth on Schedule 2.5. Within thirty (30) days after the Effective Date, (i) the Parties shall jointly agree as to the amount of the Investor Cash Contribution allocated to each Property (which shall be referred to herein as the “Allocated Cash Contribution Amount” with respect to such Property) and the amount of the CapEx Reserve Amount allocated to each Property (which shall be referred to herein as the “Allocated CapEx Reserve Amount” with respect to such Property) and (ii) amend Schedule 2.5 to reflect such allocations.

2.6           Closing. The consummation of the transactions contemplated hereby (the “Closing”) will take place via an escrow closing conducted through the offices of the Escrow Agent in accordance with the Escrow Instructions on the date that is twelve (12) Business Days after satisfaction or waiver of all conditions precedent set forth in Sections 2.8 and 2.9, or such other date mutually agreed to by Contributor and the Company (with TIME OF THE ESSENCE with respect thereto) (as such date may be extended pursuant to the terms of this Agreement, the “Closing Date”). The Company and Contributor agree to use good faith efforts to finalize and execute all documents necessary for the consummation of the Transactions and to deliver all such documents to the Escrow Agent in escrow not later than the end of the Business Day immediately preceding the Closing Date in order to ensure the orderly and timely transfer of all funds necessary for Closing by not later than 5 p.m. (Eastern Time) on the Closing Date.

2.7           Closing Deliveries and Closing Actions.

(a)            Contributor Deliveries. On or prior to the Closing Date, the Contributor shall duly execute (as applicable), and deliver to the Escrow Agent the following:

(i)             With respect to all of the Membership Interests, a duly executed counterpart of the assignment of limited liability company interests in the form attached hereto as Exhibit A (collectively, the “Assignment Agreement”).

(ii)           A non-imputation affidavit and indemnity, together with such other affidavits, instruments and undertakings as may be required by the Title Companies to issue the Title Endorsements and Title Policies, in each case, to the extent such other affidavits, instruments and undertakings are on customary and commercially reasonable terms.

(iii)         An IRS Form W-9 with respect to the Contributor, properly completed and duly executed.

(iv)          A duly executed counterpart of the Settlement Statement.

(v)           The JV Agreement, duly executed by Sponsor.

(vi)          Counterparts of all documents contemplated to be delivered by Sponsor at Closing pursuant to the JV Agreement.

(vii)        A true and complete copy of the resolutions of the board of managers, board of directors or other similar governing body of Contributor authorizing the execution, delivery and performance of this Agreement and all Transaction Documents.

(viii)      Letters to each of the tenants at each Property, in form and substance reasonably agreed to by the Parties, advising the tenants that, following the Closing Date, all future payments of rent are to be made to a bank account of the Company in the manner set forth therein.

(ix)          All recording and transfer tax forms and affidavits required to consummate the Transactions contemplated hereby, duly executed and notarized (if applicable).

(x)           Duly executed copies of all payoff letters with respect to the termination and satisfaction in full of all debt directly or indirectly encumbering any Property or any Company Subsidiary (other than the Assumed Debt and the New Debt entered into pursuant to this Agreement) (the “Unassumed Debt”) and evidence of the release and discharge of the relevant Company Subsidiary from all of its obligations, debts, liabilities, claims and demands thereunder, and of any Liens in connection therewith.

(xi)          The Assumed Debt Amendment and any and all documents related thereto.

(xii)        Fully and duly executed and compiled copies of all loan documents relating to the New Debt.

(xiii)      The consent of KeyBank National Association (“KeyBank”), any applicable lenders, and all other parties whose consent is required for the consummation of the

Transactions, pursuant to that certain (1) Second Amended and Restated Credit Agreement, dated as of October 2, 2020, by and among Contributor, as borrower, KeyBank, as agent, and the other parties thereto, (2) Term Loan Credit Agreement, dated as of August 11, 2021, by and among Contributor, as borrower, KeyBank, as agent, and the other parties thereto, and (3) any documents executed in connection therewith (collectively, the “KeyBank Documents”).

(xiv)       The release of any applicable Property and any applicable Company Subsidiary from any restrictions set forth in the KeyBank Documents, including the release of any applicable Property as an “Unencumbered Property” and any applicable Company Subsidiary as a “Subsidiary Guarantor” thereunder.

(xv)        A bring down certificate (“Contributor’s Closing Certificate”), duly executed by Contributor, subject to Section 3.28, confirming that all representations of Contributor and any Company Subsidiary set forth in this Agreement are true and correct in all material respects as if made on the Closing Date, confirming that all conditions to Closing on the part of Contributor, any Company Subsidiary or their respective Affiliates hereunder have been satisfied.

(xvi)       Final versions of the Annual Business Plan and Annual Operating Budget (as each such term is defined in the JV Agreement) for each Property to be attached as Exhibit C to the JV Agreement, in form and substance approved by Investor in accordance with the terms of this Agreement.

(xvii)     Amended and restated Organizational Documents of each Company Subsidiary pursuant to Section 8.1(l), if applicable.

(xviii)   Such other documents and agreements as may be reasonably required by the Company or each applicable Title Company to carry out the terms and intent of this Agreement.

(b)           Company Deliveries. On or prior to the Closing Date, the Company shall duly execute (as applicable), and deliver, or cause to be delivered, to the Escrow Agent the following:

(i)             The Investor Cash Contribution, after credit for the Deposit, and subject to all adjustments, credits and apportionments to be made at the Closing as provided in this Agreement.

(ii)           Its duly executed counterpart of each Assignment Agreement.

(iii)         Its duly executed counterpart of the Settlement Statement.

(iv)          A bring down certificate, duly executed by Company, confirming that all representations of Company and Investor set forth in this Agreement are true and correct in all material respects as if made on the Closing Date.

(v)           The JV Agreement, duly executed by Investor.

(vi)          Such other documents and agreements as may be reasonably required by Contributor or each applicable Title Company to carry out the terms and intent of this Agreement.

2.8           Conditions Precedent to Company’s Obligation to Close. The Company’s obligation to close the Transactions contemplated hereby shall in all respects be conditioned upon the following:

(a)            Contributor shall have complied in all respects with and otherwise performed or caused to be performed each of the covenants and obligations of Contributor and the Company Subsidiaries set forth in this Agreement, as of Closing. Contributor shall have delivered or caused to be delivered all of the documents and instruments required to be delivered to Escrow Agent pursuant to Section 2.7(a).

(b)           Chicago, with respect to the property known as 5110 South 6th Street, Milwaukee, Wisconsin 53221, and Fidelity, with respect to the balance of the Properties, shall each be committed to issuing ALTA 2021 Form extended coverage owner’s title insurance policies in the form reasonably approved by the Company (each, a “Title Policy” and, collectively, the “Title Policies”), in favor of the Company, together with all endorsements reasonably required by the Company, including non-imputation endorsements, in each case in the forms reasonably approved by the Company (each, a “Title Endorsement” and, collectively, the “Title Endorsement”), in both cases subject only to the payment of any title premiums.

(c)            The representations and warranties of Contributor and each Company Subsidiary set forth in this Agreement being true and correct in all material respects as if made as of the Closing, subject to the terms of Section 3.28.

(d)           Contributor shall have delivered or caused to be delivered to the Company the Required Tenant Estoppel Certificates.

(e)            Contributor shall have used commercially reasonable efforts to obtain and deliver to the Company the Title Estoppel Certificates (provided, however, that any failure to deliver such Title Estoppel Certificates shall not be a breach of this Agreement or a default of Contributor hereunder).

(f)            The JV Agreement shall be simultaneously entered into.

(g)           The Assumed Debt Amendment shall be simultaneously entered into.

(h)           The New Debt shall be simultaneously obtained.

(i)             The Unassumed Debt shall be simultaneously being paid off in full, and any Liens and other encumbrances related thereto, including any mortgages or deeds of trust affecting the applicable Properties, shall be being released concurrently with Closing.

2.9           Conditions Precedent to Contributor’s Obligation to Close. Contributor’s obligation to close the Transactions shall in all respects be conditioned upon:

(a)            The Company shall have complied in all respects with and otherwise performed each of the covenants and obligations of Company set forth in this Agreement, as of Closing. The Company shall have delivered or caused to be delivered all of the documents and instruments required to be delivered to Escrow Agent pursuant to Section 2.7(b).

(b)           The Assumed Debt Amendment shall be simultaneously entered into.

(c)            The New Debt shall be simultaneously obtained.

Article 3
CONTRIBUTOR’S REPRESENTATIONS AND WARRANTIES

Contributor hereby represents and warrants to the Company and Investor:

3.1           Organization; Validity and Execution; OFAC.

(a)            Contributor is duly formed, validly existing and in good standing under the laws of Delaware.

(b)           Contributor has full power and authority, and has taken all actions necessary, to execute and deliver this Agreement and any related documents, instruments or agreements that may be necessary to fulfill its obligations and consummate the transactions contemplated hereunder and thereunder, including the Assignment Agreement (collectively, the “Contributor Transaction Documents”). This Agreement and each of the other Contributor Transaction Documents to which Contributor is a party have been duly authorized, approved, executed and delivered by Contributor, and constitute Contributor’s legally valid and binding obligation, enforceable against Contributor in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization and other similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)            (i) There is no action, suit or other proceeding that is pending or has been threatened in writing against Contributor which would reasonably be expected to materially and adversely affect its ability to fulfill its obligations under this Agreement or any of the Contributor Transaction Documents; and (ii) Contributor is not subject to the provision of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would reasonably be expected to materially and adversely affect its ability to fulfill its obligations under this Agreement.

(d)           Neither Contributor nor any of its subsidiaries, employees, officers, directors or agents, nor, to its knowledge, any non-controlling equity owners of Contributor, nor any of their equity owners, nor any of their respective subsidiaries, employees, officers, directors or agents, is a Person with whom U.S. Persons are restricted from doing business under regulations of United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

(e)            Neither Contributor nor its subsidiaries, directors, officers, employees or agents has taken any action that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or any other applicable anti-corruption or anti-bribery law or regulation.

(f)            Neither Contributor nor any of its Controlled Affiliates is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”).

(g)           Contributor represents that neither it nor any of its Controlled Affiliates is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those Persons that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the OFAC, U.S. Department of State, or other U.S. Governmental Authority, all as may be amended from time to time.

3.2           No Conflict. The execution and delivery by Contributor of this Agreement and each of the other Transaction Documents, and, upon Closing, the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate, conflict with or result in a violation or breach of any Requirement of Law applicable to any Company Subsidiary or Contributor or any of their respective properties (including the Properties) or assets (including the Membership Interests) or by which any Company Subsidiary or Contributor is bound; (ii) conflict with or result in a violation of the provisions of the Organizational Documents (as may be amended as of Closing in accordance with this Agreement); and (iii) constitute or result in the breach of any Contract, written agreement, deed, bond, note, indenture, mortgage, deed of trust, or other agreement or instrument to which any Company Subsidiary or Contributor is a party or by which any Company Subsidiary or Contributor is bound or result in the creation or imposition of a Lien upon any property (including the Properties) or assets (including the Membership Interests) of Contributor or the Company Subsidiaries which would reasonably be expected to materially and adversely affect such Company Subsidiary or its financial or other prospects, its ability to fulfill its obligations under this Agreement, or any Property (including the value thereof). No other proceeding or action on the part of the Contributor or any Company Subsidiary is necessary to authorize Contributor to enter into this Agreement.

3.3           Ownership of Membership Interests. Contributor has not directly or indirectly assigned, transferred or conveyed the Membership Interests (or any portion thereof or direct or indirect interest therein or in any subsidiary, if any) to any Person nor has it entered into any agreement (other than this Agreement) to do so. Contributor has not granted to any Person any right to purchase (and it has not entered into any binding obligation to contribute or sell other than to the Company pursuant to this Agreement) the debt and/or equity interests or any other ownership or participation interest in any Company Subsidiary. Contributor has good and legal title to the Membership Interests and owns the entire Membership Interests, beneficially and of record, free and clear of any liens, mortgage, deed of trust, security interest, pledge, attachment, claim, charge, option, easement, encroachment, right of first refusal or offer, restriction of any kind (whether transfer, use or voting), community property interest, hypothecation, right of pre-emption, power of sale, or any other third party right of any kind or an agreement, arrangement or obligation to create any of the foregoing, any levy or other charge or encumbrance whatsoever (each a “Lien”), except in connection with the Assumed Debt. No portion of the Membership Interests has ever been certificated, except as set forth on Schedule 3.3, and for which any applicable certificates shall be returned to the Company Subsidiaries and/or voided as of the Closing. The Membership Interests were not issued in violation of the preemptive rights of any Person. The Membership Interests were issued in compliance with all applicable Requirements of Law. The Membership Interests were duly and validly authorized and issued, and are fully paid and nonassessable. Except as set forth on Schedule 3.3, no Company Subsidiary has engaged in any business or owned any property other than its ownership and operation of the applicable Company Subsidiary or the Property and incidental personal property directly related thereto. Other than pursuant to this Agreement and as set forth on Schedule 3.15 (the “Existing Options”), there is no right of first offer, right of first refusal, right to purchase, option or other similar agreement with respect to the Property, the Membership Interests or any other direct or indirect ownership interest in the Properties or any Company Subsidiary, and neither Contributor nor any Company Subsidiary has entered into an agreement of any kind or nature affecting the Membership Interests which will be binding upon the Company after Closing. The Transactions will not trigger any of the Existing Options.

3.4           Property Company Organization; Validity and Execution. Each Company Subsidiary is duly formed, validly existing and in good standing under the laws of its organization or formation and in each jurisdiction where authorized to do business and has all necessary power and authority to carry on its business as is now being conducted (including owning, licensing, using or leasing the Properties and any assets such Company Subsidiary purports to own).

3.5           Organizational Documents(a). Contributor has uploaded to the Dataroom true, correct and complete copies of the formation, operating and other organizational and governing documents and agreements of Contributor and each Company Subsidiary (the “Organizational Documents”). The Organizational Documents are in full force and effect, and have not been amended except as otherwise set forth and provided in the Dataroom, or as permitted as of Closing pursuant to Section 8.1(l). Except as set forth and provided in the Dataroom, there are no other formation, operating and/or other organizational and governing documents relating to the Contributor, the Membership Interests or the Company Subsidiaries. Contributor and each Company Subsidiary, as applicable, has complied with all the terms of the applicable Organizational Documents. The structure chart attached as Schedule 3.5(a) hereto is a true, correct and complete copy of the structure chart of the Company Subsidiaries as of the Effective Date, which shows all holders of the legal, beneficial and economic interests of each Company Subsidiary (the “Structure Chart”). Except as set forth on the Structure Chart, there is no other holder or owner of any legal or beneficial interest in any Company Subsidiary as of the Effective Date. The structure chart attached as Schedule 3.5(b) hereto is a true, correct and complete copy of the structure chart of the Company Subsidiaries as of the Closing Date. There are no officers, directors and managers of any Company Subsidiary, and no Company Subsidiary owns any interest in any entity other than as set forth on the Structure Chart.

3.6           Consents. No consent, approval or authorization is required to be obtained from, no notice is required to be given to, and no filing is required to be made with, any Governmental Authority or any other Person by, Contributor or any Company Subsidiary which has not been obtained, given or made on or prior to the Effective Date, or which will have been obtained by Closing, which if not obtained by the Effective Date (to the extent required in connection with the execution of this Agreement) or by Closing (to the extent required in connection with the consummation of the Transactions) would result in a default under the Organizational Documents or would otherwise reasonably be expected to materially and adversely affect Contributor’s ability to fulfill its obligations under this Agreement or the other Contributor Transaction Documents, the Transactions, or any Company Subsidiary or its financial or other prospects, its ability to fulfill its obligations under this Agreement or the other Contributor Transaction Documents, the Transactions, or any Property (including the value thereof).

3.7           Indebtedness(a). Except for the Assumed Debt and the New Debt, no Company Subsidiary has any outstanding indebtedness for borrowed money (not including ordinary course trade payables that are not past due or evidenced by a note) or any guaranteed obligations which, in each case, shall be binding on any Company Subsidiary or Property as of the Closing. There is no uncured default or event of default, or event which, after the expiration of applicable notice and cure periods, would result in such a default or event of default under the Assumed Debt, the Unassumed Debt or the New Debt. True, correct and complete copies of each loan document evidencing the Assumed Debt and the Unassumed Debt in effect as of the date hereof have been uploaded in the Dataroom. Schedule 3.7 sets forth a true, correct and complete list of all outstanding indebtedness for borrowed money (not including ordinary course trade payables that are not past due or evidenced by a note) or any guaranteed obligations as of the Effective Date, including the outstanding principal balances thereof.

3.8           No Undisclosed Liabilities. Neither the Contributor nor any Company Subsidiary has any liabilities or obligations that will survive Closing except for the liabilities or obligations (i) set forth on Schedule 3.8, (ii) that constitute the Assumed Debt or the New Debt, (iii) set forth on the Financial Statements, or (iv) incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice and with respect to matters which are being prorated at Closing pursuant to Article 10.

3.9           No Bankruptcy. Neither Contributor nor any Company Subsidiary has (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension or readjustment of Contributor’s or such Company Subsidiary indebtedness, (iii) consented, in any creditor’s proceeding, to the appointment of a receiver or trustee for Contributor, any Company Subsidiary or any of their property or asserts or any part thereof, or (iv) been named as a debtor in an involuntary bankruptcy proceeding or received a written notice threatening the same.

3.10        Tax Matters.

(a)            Each Company Subsidiary has prepared and duly filed, or caused to be prepared and duly filed, with the appropriate taxing authorities all income and other material Tax Returns required to be filed with respect to such Company Subsidiary, and all such Tax Returns are true, correct and complete in all material respects. Each Company Subsidiary has paid all material Taxes owed or payable by such Company Subsidiary (whether or not shown on a Tax Return), including Taxes which such Company Subsidiary is obligated to withhold.

(b)           None of the Company Subsidiaries (i) has waived any statute of limitations in respect of Taxes or consented to extend the time, nor is it the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority, which extension is still outstanding, (ii) has received a request in writing for waiver of the time to assess any Taxes, which request is still pending, (iii) has outstanding requests for any Tax ruling from any Governmental Authority, or (iv) is contesting any liability for Taxes before any Governmental Authority.

(c)            Each Company Subsidiary is, and has been since its formation, properly classified as a disregarded entity of Contributor for all U.S. federal and applicable state and local income tax purposes.

(d)           No Company Subsidiary has received from any taxing authority any written notice of any deficiency or underpayment of any Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.

(e)            No claim has been made by any taxing authority in a jurisdiction where a Company Subsidiary does not file Tax Returns that such Company Subsidiary is or may be subject to taxation by that jurisdiction.

(f)            None of the Company Subsidiaries is nor has it been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation 1.6011-4(b)(2).

(g)           No Company Subsidiary has received a written notice that it is currently the subject of a Tax audit or examination, and no Tax audit or examination of any Company Subsidiary is currently being conducted or threatened in writing by any taxing authority.

(h)           No Company Subsidiary has ever requested or received any private letter rulings, determination letters, “closing agreements” within the meaning of Section 7121 of the Code or other similar rulings, letters or agreements from any tax authority.

(i)             There are no Liens for Taxes (other than Taxes not yet delinquent) upon any of the assets of any Company Subsidiary. Other than as set forth on Schedule 3.10(i), there are no existing or pending Tax appeals filed by Contributor or any other Person with respect to any of the Properties.

(j)             No Company Subsidiary is nor has it ever been a party to or had any obligation under any Tax sharing agreement, Tax indemnity agreement, Tax allocation agreement or similar contract or arrangement (other than contracts entered into in the ordinary course of business and the primary subject of which is not Tax).

3.11        No Litigation. Except as set forth on Schedule 3.11, there is no action, suit, claim or other proceeding (including any condemnation proceeding) pending or, to Contributor’s knowledge, threatened, against Contributor, any Company Subsidiary or any of its or their direct or indirect agents, officers, partners, members, employees, representatives, directors, shareholders and owners, in each case with respect to or affecting the Membership Interests, any Company Subsidiary, any Property, or the Transactions (other than, with respect to any Property, actions, suits, claims or proceedings which are fully covered by insurance and which have been disclosed in writing to the Company). There are no outstanding orders, writs, injunctions, judgements or decrees of any Governmental Authority against or affecting Contributor, any Company Subsidiary, the Properties, the Membership Interests, or the Transactions.

3.12        No Violation. Except as disclosed in any zoning report obtained by Contributor with respect to each Property, neither Contributor nor any of the Company Subsidiaries is in violation of any Requirements of Law applicable to Contributor, Company Subsidiary or any Property (other than to a de minimis extent and which would not have a material adverse impact on any Company Subsidiary, its financial or other prospects, its ability to fulfill its obligations under this Agreement or the other Contributor Transaction Documents, the Transactions, or any Property (including the value thereof)).

3.13        Insurance. Contributor has provided the Company with true, correct and complete copies of the insurance policies and/or insurance certificates evidencing the insurance policies maintained with respect to each Property as of the Effective Date. Such policies are in full force and effect and all premiums therefor have been paid in full. There are no outstanding claims under such insurance policies.

3.14        Contracts. True, correct and complete copies of all development, construction, management, leasing, service, equipment, supply, maintenance, restrictive, non-competition, non-solicitation or concession agreements or contracts, and any note, loan, evidence of indebtedness, letter of credit, security or pledge agreement, covenant, license, and sublicense, whether express or implied, with respect to any Property or the maintenance or operation thereof (the “Contracts”) have been uploaded to the Dataroom. Except as set forth on Schedule 3.14, there are no Material Contracts. (i) There are no defaults, breaches or facts or circumstances (which facts and circumstances, if left uncured would reasonably be expected to give rise to a default) under any Contract (other than to a de minimis extent and which would not have a material adverse impact on any Company Subsidiary, its financial or other prospects, its ability to fulfill its obligations under this Agreement or the other Contributor Transaction Documents, the Transactions, or any Property (including the value thereof), (ii) no dispute is pending or, to Contributor’s knowledge, threatened, under any Contract and neither Contributor nor any Company Subsidiary has received notice of termination, or threatened termination, under any Contract from any counterparty to such Contract, except to the extent such termination would not have a material adverse impact on any Company Subsidiary, its financial or other prospects, its ability to fulfill its obligations under this Agreement or the other Contributor Transaction Documents, the Transactions, or any Property (including the value thereof), and (iii) no amounts are due, owing or payable under any Contract, other than those which will be paid prior to the due date thereof.

3.15        Leases. Except for the Leases set forth on the rent rolls for the Properties uploaded to the Dataroom (collectively, the “Rent Roll”), there are no leases or other agreements (or amendments thereto) granting rights from any Company Subsidiary or any predecessor in interest owner of a Property to any tenant or licensee for the use or occupancy currently in effect which affect the Property. The Dataroom includes all leases and occupancy agreements currently in effect with respect to or relating to the Properties (together with any new leases or other occupancy agreements entered into in accordance with the terms of this Agreement, the “Leases”). Except as set forth on Schedule 3.15, there are no events of default under the Leases by any applicable Property Company or, to Contributor’s knowledge, by any counterparty thereto. Each Lease is in full force and effect. Contributor has provided to the Company in Dataroom true, correct and complete copies of all Leases, including any and all amendments, option agreements, letter agreements, commencement date letters, modifications, supplements, and assignments thereto, and guaranties or other security in connection therewith. The Rent Roll is a true, correct and complete copy of the Rent Roll used and relied upon by the Property Companies in the operation of the business of the Properties. Schedule 3.15 sets forth (a) a true, correct and complete list of all rental amounts for each Lease, (b) a true, correct and complete list of the security deposits currently held by the Contributor or any Company Subsidiary under the Leases (including whether such security deposits are in the form of cash or letters of credit), (c) a true, correct and complete list of all outstanding tenant receivables (including free rent, term, operating expense abatements, incomplete tenant improvements, rebates, allowances, or other unexpired concessions), (d) a true, correct and complete list of all extension, renewal and expansion options, and (e) the current expiration date of each Lease. Except as set forth on Schedule 3.14, there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to any Property. No tenant under any Lease is entitled to any reduction in or refund of, and, to Contributor’s knowledge, (i) has no counterclaim or offset against, and (ii) is not otherwise disputing, any rents or other charges paid, payable or to become payable by such tenant under the applicable Lease or any of such tenant’s other obligations under the applicable Lease. There are no options or rights to renew, extend or terminate any Lease, except as expressly set forth therein. Neither Contributor nor any Company Subsidiary has received written notice of a tenant’s intent to terminate or reduce material economic terms pursuant to its Lease. No tenant under any Lease has entered into any assignment or sublease with respect to such Lease except as set forth in the Dataroom.

3.16        Environmental Matters. Except as otherwise disclosed in any Environmental Reports and the documents uploaded to the Dataroom, Contributor does not have knowledge of (a) the existence of any Hazardous Materials at the Property in violation of Environmental Laws; (b) any past or present Releases in, on, under or from any Property which have not been fully remediated in accordance with applicable Environmental Laws; (c) any past or present non-compliance with applicable Environmental Laws, or with permits issued pursuant thereto, in connection with any Property which has not been remediated in accordance with applicable Environmental Law; (d) any other adverse environmental conditions in connection with the Property which would reasonably be expected to violate applicable Environmental Laws; or (e) any actual or threatened administrative or judicial proceedings in connection with any of the foregoing. Neither the Contributor nor any Subsidiary Company has received written notice from any Person (including, but not limited to, any Governmental Authority) relating to Hazardous Materials at the Property. Contributor has uploaded to the Dataroom in any and all reports or notices in the possession of Contributor or any Company Subsidiary relating to environmental conditions in, on, under or from any Property.

3.17        Employees. None of the Company Subsidiaries has or has ever had any employees. None of the Company Subsidiaries is a party to any collective bargaining agreement, and there is no collective bargaining agreement currently being negotiated by any Company Subsidiary.

3.18        Non-Foreign Person. Neither Contributor nor any Company Subsidiary is a “foreign person” within the meaning of Sections 1445(f)(3) and 1446(f) of the Code.

3.19        ERISA. (a) None of Contributor nor any of the Company Subsidiaries is an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “Plan” as defined in Code Section 4975; (b) the assets of Contributor and the Company Subsidiaries, as of Closing, do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Code Section 4975; (c) none of Contributor or the Company Subsidiaries is a “governmental plan” within the meaning of Section 3(32) of ERISA, a non-electing “church plan” within the meaning of Section 3(33) of ERISA, or a non-U.S. plan within the meaning of Section 4(b)(4) of ERISA, and assets of Contributor and the Company Subsidiaries do not constitute plan assets of one or more such plans; and (d) transactions by or with Contributor and the Company Subsidiaries are not in violation of state statutes or regulations applicable to Contributor or the Company Subsidiaries regulating investments of and fiduciary obligations with respect to such plans.

3.20        OFAC. None of Contributor, the Company Subsidiaries or their respective Controlled Affiliates, (x) are any Persons appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals” or “blocked person” (each, a “Prohibited Person”) (which lists can be accessed at the following web address: https://www.treasury.gov/ofac/downloads/sdnlist.pdf), (y) have engaged in any dealings or transactions, directly or indirectly, (i) with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person, (ii) in contravention of any U.S., international or other money laundering regulations or conventions, including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those Persons that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time, or (iv) any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (a) the Foreign Corrupt Practices Act, (b) the U.S. mail and wire fraud statutes, (c) the Travel Act, (d) any similar or successor statutes or (e) any regulations promulgated under the foregoing statutes. Neither such Contributor nor any Company Subsidiary (A) is or plans to be conducting any business or engaging in any transaction with any Person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons or (B) is a person described in Section 1 of the Anti-Terrorism Order, and, Contributor has not engaged in any dealings or transactions, or otherwise been associated with any such Person.

3.21        Financial Statements. Contributor has delivered or otherwise made available to the Company and Investor the balance sheets, income statements, and cash flow statements prepared in accordance with GAAP as consistently applied (except as may be indicated in the notes thereto) with respect to each of the Company Subsidiaries and the Properties as of June 30, 2024 (“Financial Statements”), which Financial Statements fairly and accurately reflect the financial position of each Company Subsidiary as of Closing and the respective dates or for the respective time periods set forth therein. The Financial Statements have been prepared in accordance with sound business practices consistently applied throughout the periods covered thereby, and in a manner consistent with past practice. Since the date of each Financial Statement, each Company Subsidiary has operated in the ordinary course of business and there has not occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Membership Interests, any Company Subsidiary or any Property.

3.22        Title; Title Document; Licenses and Permits.

(a)            Each Property Company owns good and marketable fee simple title to the applicable Property set forth next to such Property Company’s name on Schedule I-B. Other than as set forth on Schedule 3.3 and the applicable Property set forth next to each Property Company’s name on Schedule I-B, no Company Subsidiary owns or has ever owned any real property. No Company Subsidiary holds or has ever held any leasehold interest in any real property (other than as the landlord under a Lease or any prior lease or other occupancy agreement which has been terminated and is of no force or effect as of the Effective Date).

(b)           That certain Agreement, dated as of June 18, 2015, by and between the Village of Arlington Heights, a municipal corporation, and Midwest Industrial is valid and in full force and effect, and no amounts are due, owing or payable thereunder.

(c)            Each Property Company is in possession of and in compliance with all licenses and permits necessary for such Property Company to own, lease, and operate its respective Property and to conduct its business consistent with past practice, and all such licenses and permits are valid and in full force and effect, in each case, except for those licenses and permits, the failure to obtain or maintain in good standing which would not have a material adverse impact on any Company Subsidiary, its financial or other prospects, its ability to fulfill its obligations under this Agreement or the other Contributor Transaction Documents, the Transactions, or any Property (including the value thereof).

3.23        Condemnation and Casualty. There are no condemnation or eminent domain proceedings pending or threatened against any Property or any part thereof, and no Property Company has received any written notice of the desire of any public authority or other entity to take or use the Property or any part thereof whether temporarily or permanently, for easements, rights-of-way, or other public or quasipublic purposes. No portion of the Property has suffered any casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.24        Disclosure. The Contributor has provided the Company with all material information related to any Company Subsidiary’s businesses, including all Contracts and other information related to the Properties. No representation or warranty of the Contributor or any

Company Subsidiary contained in this Agreement or any Transaction Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.25        Definition of Contributor’s Knowledge. The individual or individuals named in Section 5.4 are the duly authorized representative(s) knowledgeable of the Contributor and its Affiliates and the affairs of the Properties and equipped to make the representations and warranties of Contributor.

3.26        Survival. The representations and warranties set forth in this Article 3 shall survive the Closing.

3.27        AS IS SALE; DISCLAIMERS.

(a)            EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD AND AGREED THAT CONTRIBUTOR IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY REPRESENTATION OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE MEMBERSHIP INTERESTS OR THE PROPERTIES, INCLUDING WITHOUT LIMITATION CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTIES; (C) THE SUITABILITY OF THE PROPERTIES FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTIES; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTIES; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTIES; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTIES; (H) THE PRESENCE OR ABSENCE OF MOLD OR OTHER BACTERIAL MATTER, RADON OR ANY HAZARDOUS MATERIALS AT, ON, UNDER OR ADJACENT TO THE PROPERTIES OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTIES; OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTIES AND/OR THE MEMBERSHIP INTERESTS.

(b)           COMPANY ACKNOWLEDGES AND AGREES THAT UPON CLOSING, CONTRIBUTOR SHALL CONTRIBUTE TO THE COMPANY AND THE COMPANY SHALL ACCEPT THE MEMBERSHIP INTERESTS AND, INDIRECTLY, THE PROPERTIES “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR THE DOCUMENTS DELIVERED AT CLOSING. COMPANY ACKNOWLEDGES THAT THE TERMS OF THIS AGREEMENT REFLECT AND TAKE INTO ACCOUNT THAT THE MEMBERSHIP INTERESTS AND THE PROPERTIES ARE BEING SOLD “AS IS.”

(c)            NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.27, IN NO EVENT SHALL CONTRIBUTOR OR ANY OF ITS AFFILIATES BE RELEASED FROM ANY CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES THAT ARISE FROM (I) THE FRAUD, WILLFUL MISCONDUCT OR INTENTIONAL MISREPRESENTATION OF CONTRIBUTOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR (II) ANY BREACH OF A REPRESENTATION, WARRANTY OR COVENANT, INDEMNITY OR OTHER OBLIGATION OF CONTRIBUTOR OR ANY OF ITS AFFILIATES UNDER THIS AGREEMENT OR ANY OF THE CONTRIBUTOR TRANSACTION DOCUMENTS.

(d)           THIS SECTION 3.27 SHALL SURVIVE THE CLOSING.

3.28

(a)            Notwithstanding anything to the contrary herein, the representations of Contributor and the Company Subsidiaries in this Article 3 shall be qualified by all matters which are within the Company or Investor’s knowledge as of the Closing. For purposes of this Section 3.28, a matter or state of facts shall be deemed to be within the knowledge of the Company and the Investor if (and only if): (1) it is expressly disclosed in any executed Tenant Estoppel Certificate, Title Estoppel Certificate or Contributor Estoppel Certificate received by the Company or the Investor not less than one (1) Business Day prior to Closing, (2) it is expressly disclosed in the documents uploaded to the Dataroom prior to the Effective Date, or (3) it is expressly disclosed in writing to the Company and Investor by Contributor in accordance with Section 12.9 herein not less than five (5) Business Days prior to Closing; provided, that if anything disclosed pursuant to the foregoing (1), (2), or (3) would reasonably be expected to have a material adverse impact on any Company Subsidiary, its financial or other prospects, its ability to fulfill its obligations under this Agreement or the other Contributor Transaction Documents, the Transactions, or any Property (including the value thereof) and (x) is the result of a default under or breach by the Contributor or any Company Subsidiary of this Agreement, any Contributor Transaction Document, or any Lease or Contract, then Contributor shall cure the same to the Company’s reasonable satisfaction prior to the Closing Date, and in the event Contributor elects not to, does not, or cannot cure, the foregoing, then Contributor shall be deemed unable to meet the condition precedent set forth in Section 2.8(c) and the terms of Section 11.1 shall apply, or (y) is not the result of a default under or breach by the Contributor or any Company Subsidiary of this Agreement, any Contributor Transaction Document, or any Lease or Contract, then Contributor shall have the opportunity to cure the same to the Company’s reasonable satisfaction prior to the Closing Date, and in the event Contributor elects not to, does not, or cannot cure, the foregoing, then Contributor shall be deemed unable to meet the condition precedent set forth in Section 2.8(c), provided, that such failure shall not be deemed a default by Contributor under this Agreement and Contributor shall not be responsible for the payment of the Break-Up Fee.

(b)           Contributor shall have the right to, on or prior to Closing, including in Contributor’s Closing Certificate, provide updates to the representations and warranties of Contributor set forth in this Agreement; provided, that if anything disclosed in such update(s) would reasonably be expected to have a material adverse impact on any Company Subsidiary, its financial or other prospects, its ability to fulfill its obligations under this Agreement or the other

Contributor Transaction Documents, the Transactions, or any Property (including the value thereof) and (x) is the result of a default under or breach by the Contributor or any Company Subsidiary of this Agreement, any Contributor Transaction Document, or any Lease or Contract, then Contributor shall cure the same to the Company’s reasonable satisfaction prior to the Closing Date, and in the event Contributor elects not to, does not, or cannot cure, the foregoing, then Contributor shall be deemed unable to meet the condition precedent set forth in Section 2.8(c) and the terms of Section 11.1 shall apply, or (y) is not the result of a default under or breach by the Contributor or any Company Subsidiary of this Agreement, any Contributor Transaction Document, or any Lease or Contract, Contributor shall have the opportunity to cure the same to the Company’s reasonable satisfaction prior to the Closing Date, and in the event Contributor elects not to, does not, or cannot cure, the foregoing, then Contributor shall be deemed unable to meet the condition precedent set forth in Section 2.8(c), provided, that such failure shall not be deemed a default by Contributor under this Agreement and Contributor shall not be responsible for the payment of the Break-Up Fee.

Article 4
COMPANY’S AND INVESTOR’S REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to Contributor:

4.1           Organization; Validity and Execution; OFAC.

(a)            The Company is duly formed, validly existing and in good standing under the laws of Delaware. The Company has full power and authority, and has taken all actions necessary, to execute and deliver this Agreement and any related documents, instruments or agreements that may be necessary to fulfill its obligations and consummate the transactions contemplated hereunder and thereunder, including the Assignment Agreement (collectively, the “Company Transaction Documents”; together with the Contributor Transaction Documents, the “Transaction Documents”). This Agreement and each of the other Company Transaction Documents to which the Company is a party have been duly authorized, approved, executed and delivered by the Company, and constitute the Company’s legally valid and binding obligation, enforceable against the Company accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization and other similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)           (i) there is no action, suit or other proceeding that is pending or has been threatened in writing against the Company which would reasonably be expected to materially and adversely affect its ability to fulfill its obligations under this Agreement or any of the Company Transaction Documents and (ii) the Company is not subject to the provision of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would reasonably be expected to materially and adversely affect its ability to fulfill its obligations under this Agreement.

(c)            Neither the Company nor, to its knowledge, any of its non-controlling equity owners, or any of their respective employees, officers, directors or agents, is a Person with whom U.S. Persons are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

(d)           Neither the Company nor its directors, officers, employees or agents has taken any action that would constitute a violation of the FCPA or any other applicable anti-corruption or anti-bribery law or regulation.

(e)            Neither the Company nor any of its Controlled Affiliates is in violation of any Executive Order.

(f)            The Company represents that neither it nor any of its Controlled Affiliates is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those Persons that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the OFAC, U.S. Department of State, or other U.S. Governmental Authority, all as may be amended from time to time.

(g)           Neither the Company nor its Controlled Affiliates (x) are Prohibited Persons or (y) have engaged in any dealings or transactions, directly or indirectly, (i) with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person, (ii) in contravention of any U.S., international or other money laundering regulations or conventions, including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) in contravention of the Anti-Terrorism Order or on behalf of terrorists or terrorist organizations, including those Persons that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time, or (iv) any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (a) the Foreign Corrupt Practices Act, (b) the U.S. mail and wire fraud statutes, (c) the Travel Act, (d) any similar or successor statutes or (e) any regulations promulgated under the foregoing statutes. The Company (A) is not and does not plan to be conducting any business or engaging in any transaction with any Person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons or (B) is not a Person described in Section 1 of the Anti-Terrorism Order, and, the Company has not engaged in any dealings or transactions, or otherwise been associated with any such Person.

4.2           No Conflict. The execution and delivery by the Company of each of the Company Transaction Documents, and, upon Closing, the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate, conflict with or result in a violation or breach of any Requirement of Law applicable to the Company or any of its properties or assets or by which the Company is bound, (ii) conflict with or result in a violation of the provisions of the organizational documents of the Company, and (iii) constitute or result in the breach of any written agreement, deed, bond, note, indenture, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which the Company is bound or result in the creation or imposition of a Lien upon any property or asset of the Company . No other proceeding or action on the part of the Company is necessary to authorize the Company to enter into this Agreement.

4.3           Consents. No consent, approval, or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with, any Governmental Authority or any other Person by the Company which has not been obtained, given or made on or prior to the Effective Date or which will not have been obtained by Closing, which if not obtained by the Effective Date (to the extent required in connection with the execution of this Agreement) or by Closing (to the extent required in connection with the consummation of the Transactions) would result in a default under Company’s organizational documents or would otherwise reasonably be expected to materially and adversely affect the Company’s ability to fulfill its obligations under this Agreement and the other Company Transaction Documents and the Transactions.

4.4           No Litigation. There is no action, suit, claim or other proceeding (including any condemnation proceeding) pending or, to Company’s knowledge, threatened, against the Company, which would reasonably be expected to affect the Company’s ability to fulfill its obligations under this Agreement and the other Company Transaction Documents and the Transactions. As of the Effective Date, there are no outstanding orders, writs, injunctions, judgements or decrees of any Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of the Company of the Transactions.

4.5           No Bankruptcy. The Company has not (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension or readjustment of the Company’s indebtedness, (iii) consented, in any creditor’s proceeding, to the appointment of a receiver or trustee for the Company or any of its property or assets or any part thereof, or (iv) been named as a debtor in an involuntary bankruptcy proceeding or received a written notice threatening the same.

4.6           No Violation. The Company is not in violation of any Requirements of Law applicable to the Company (other than to a de minimis extent and which would not have an adverse impact on any Company Subsidiary or any Property, or the Transactions).

4.7           ERISA. (a) The Company is not an employee benefit plan as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “Plan” as defined in Code Section 4975; (b) the assets of the Company as of Closing, do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Code Section 4975; (c) the Company is not a “governmental plan” within the meaning of Section 3(32) of ERISA, a non-electing “church plan” within the meaning of Section 3(33) of ERISA, or a non-U.S. plan within the meaning of Section 4(b)(4) of ERISA, and assets of the Company do not constitute plan assets of one or more such plans; and (d) transactions by or with the Company are not in violation of state statutes or regulations applicable to the Company regulating investments of and fiduciary obligations with respect to such plans.

4.8           No Other Actions. Since the date of its formation, (i) the Company has not entered into any contracts, written or oral, express or implied, other than this Agreement, its relevant organizational documents, and the Company Transaction Documents, or contracts which are reasonably necessary to consummate the Transactions, which will be binding upon the Company or any Company Subsidiary as of the Closing, or (ii) taken any actions, other than actions reasonably necessary to maintain its existence as a limited liability company or other actions reasonably necessary to consummate the Transactions. The Company does not have any subsidiaries, other than, from and after the Closing, the Company Subsidiaries. The Company does not own any real property other than, from and after the Closing, its direct or indirect interest in the Properties.

4.9           Investor Representations and Warranties. The Investor hereby represents and warrants to Contributor that:

(a)	It is a limited liability company, corporation or partnership, as applicable, duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation; it has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate, partnership or limited liability company action by it; this Agreement is binding upon it and enforceable against it in accordance with the terms hereof;
(b)	Its execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with, result in a breach of or constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets are subject, conflict with or violate any of the provisions of its organizational documents, or violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or official;
(c)	it has obtained all consents, approvals, authorizations or orders of any court or governmental agency or body required for the execution and delivery of this Agreement and, as of the Closing, will have obtained all consents, approvals, authorizations or orders of any court or governmental agency or body required for the performance by it of its obligations hereunder;
(d)	there is no action, suit or proceeding pending or, to its knowledge, threatened against Investor in any court or by or before any other governmental agency or instrumentality which would prohibit its entering into or performing its obligations under this Agreement;
(e)	it and its Controlled Affiliates are not Prohibited Persons; and

(f)	the Investor Cash Contribution does not constitute the assets of (i) an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a plan that is subject to Section 4975 of the Code (including an individual retirement account), or (iii) an entity (including, if applicable, an insurance company general account) whose underlying assets include “plan assets” of one or more “employee benefit plans” that are subject to Title I of ERISA and/or one or more “plans” that are subject to Code Section 4975 by reason of the investment in such entity, directly or indirectly, by such employee benefit plans or plans.

4.10        Survival. The representations and warranties set forth in this Article 4 shall survive the Closing.

Article 5
INDEMNIFICATION

5.1           Indemnification.

(a)            The Contributor shall indemnify the Company, Investor and their respective Affiliates, members, employees, managers, officers, directors, partners, shareholders, representatives and agents (the “Company and Investor Indemnified Parties”) against, and hold the Company, Investor and the other Company and Investor Indemnified Parties harmless from, all claims, demands, causes of action, losses, damages, liabilities, Taxes, deficiencies, costs and expenses (including attorneys’ fees and disbursements) and all amounts paid in investigation, defense or settlement of any for the foregoing (collectively, “Claims”) asserted against or incurred by the Company, any Company Subsidiary, Investor or any such other Company and Investor Indemnified Parties in connection with or arising out of (i) any breach by Contributor of this Agreement or any Contributor Transaction Document, (ii) any inaccuracy of any representations and warranties of Contributor set forth in this Agreement and/or the Contributor Transaction Documents, or (iii) any breach or failure to perform by Contributor of any covenant that survives Closing in this Agreement.

(i)             Without duplication of Contributor’s obligations set forth in Section 5.1(a) above, subject to Section 10.1, the Contributor shall indemnify the Company, Investor and the other Company and Investor Indemnified Parties against, and hold the Company, Investor and the other Company and Investor Indemnified Parties harmless from, all Claims asserted against or incurred by any Company Subsidiary and/or such Company and Investor Indemnified Party in connection with or arising out of (A) any third party tort claims asserted against the Company or any of the Property Companies for injury to Persons or damage to the Properties that occurred prior to the Closing Date, (B) any Claims accruing or arising with respect to any events occurring prior to the Closing Date asserted against the Company or any of the Company Subsidiaries in connection with the Membership Interests, the Property Companies or the Properties, whether asserted before or after the Closing Date, (C) any liability or obligation for which Contributor is expressly made responsible pursuant to this Agreement or any Contributor Transaction Documents, or (D) any Claims in connection with the property located at 330-338 Armory Drive, South Holland, IL 60473; and

(ii)           The Contributor shall indemnify Company, Investor and the other Company and Investor Indemnified Parties against, and hold the Company, Investor and the other Company and Investor Indemnified Parties harmless from, all Claims asserted against or incurred by any such Company and Investor Indemnified Party in connection with or arising out of (A) except as set forth in Section 10.1(a), Taxes of the Company Subsidiaries or the direct or indirect members thereof attributable to any taxable period ending on or before the Closing Date, or the pre-closing portion of any taxable period that includes the Closing Date, (B) any and all Taxes of any Person imposed on any Company Subsidiary as a transferee or successor, by contract or pursuant to applicable Requirements of Law, which Taxes relate to an event or transaction occurring before the Closing Date, or (C) any Taxes allocable to the Contributor pursuant to Section 10.1(a) and Section 5.4.

(b)           The Investor shall indemnify the Contributor, Sponsor and each of their respective Affiliates, and each of the foregoing entities’ respective members, employees, managers, officers, directors, partners, shareholders, representatives and agents (the “Contributor Indemnified Parties”) against, and hold Contributor and the other Contributor Indemnified Parties harmless from all Claims asserted against or incurred by Contributor or any of the other Contributor Indemnified Parties in connection with or arising out of (i) any breach by the Investor or the Company of this Agreement or any Company Transaction Document, (ii) any inaccuracy of any representations and warranties of Investor or the Company, as applicable, set forth in this Agreement and/or the Company Transaction Documents, and (iii) any breach or failure to perform by Investor of any covenant that survives Closing in this Agreement, other than with respect to any Claims brought by any Contributor Indemnified Party against any of the Company and Investor Indemnified Parties.

5.2           Attorney Costs. If either Investor or Contributor brings any arbitration proceeding, with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the arbitrator before which such arbitration is commenced), in addition to such other relief as may be awarded, shall be entitled to recover attorneys’ fees, expenses and costs of investigation actually incurred. The foregoing includes attorneys’ fees, expenses and costs of investigation, costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes. The provisions of this Section 5.2 shall survive the Closing.

5.3           Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Contributor shall bear, pay and be responsible for (and shall indemnify the Company, Investor and the other Company and Investor Indemnified Parties against) any and all transfer, sales, use, direct or indirect real property transfer or gains, documentary, stamp, value added and any similar Taxes and related fees attributable to the sale or transfer of the Membership Interests or imposed as a result of the Transactions.

5.4           Knowledge. As used in this Agreement, (x) the phrase “to Contributor’s knowledge” or any similar phrase shall mean the knowledge, after due inquiry, of Jeffrey E. Witherell, Anne Hayward or James M Connolly, and shall be interpreted to include the knowledge of the Company Subsidiaries and (y) the phrase “to Company’s knowledge”, or any similar phrase shall mean the knowledge, after due inquiry, of Billy Eichenholz and Justin Berardino. In no event shall the terms of this Agreement be deemed to give rise to any personal liability on the part of such person on account of any breach of any representation or warranty made by each applicable Party herein.

5.5           Survival. The provisions of this Article 5 shall survive the Closing.

5.6           Tax Treatment. Any payments pursuant to this Article 5 shall be treated as an adjustment to consideration for U.S. federal income and other applicable Tax purposes.

Article 6
BROKERAGE

6.1           Brokers1.1.1. Except for (i) the fee in the amount of $4,280,000.00 to be paid by Contributor or its Affiliates to Redimere Advisors LLC and (ii) the fee in the amount of $600,000.00 to be paid to Goedecke & Co to be paid by the Company at or following the Closing and after giving effect to the Transactions, Contributor and the Company each represent and warrant to the other that (i) it has not dealt with any broker, finder, investment banker or similar agent in connection with the Transactions and (ii) no fee or commission is due in connection with any of the Transactions. Contributor hereby agrees to indemnify, defend and hold the Company harmless from and against any and all Claims, which the Company may sustain, incur or be exposed to, by reason of any Claim by any broker, finder or other Person for fees, commissions or other compensation arising out of the negotiation of the Transactions if such Claim is based in whole or in part on dealings or agreements with Contributor, and the Investor hereby agrees to indemnify, defend and hold Contributor harmless from and against any and all Claims, which Contributor may sustain, incur or be exposed to, by reason of any Claim by any broker, finder or other Person for fees, commissions or other compensation arising out of the negotiation of the Transactions if such Claim is based in whole or in part on dealings or agreements with the Company.

6.2           Survival1.1.2. The provisions of this Article 6 shall survive the Closing.

Article 7
TITLE AND SURVEY MATTERS; COMPANY’S INSPECTIONS

7.1           Existing Title and Survey. Prior to the Effective Date, Contributor delivered to the Company copies of all surveys of the Properties in its possession. The Parties acknowledge and agree that the Company is obtaining updated surveys (each, an “Updated Survey”) and updated title commitments (each a, “Title Commitment”) with respect to each Property at Contributor’s expense.

7.2           Title and Survey Review.

(a)            If after the Effective Date but prior to the Closing, the Company receives any updated Title Commitment or Updated Survey showing any encumbrance that would reasonably be expected to have a material adverse effect on any Property or any matter which the Company reasonably claims is not a Permitted Encumbrance, the Company shall have the right to object to the same and notify Contributor in writing of such objection in accordance with Section 12.9 (each such matter being objected to, an “Additional Title Matter”). If the Company notifies Contributor of an Additional Title Matter, Contributor shall, within five (5) Business Days of receipt of such notice, notify the Company that Contributor either (i) shall cause or (ii) elects not to cause any or all of the Additional Title Matters disclosed in the amendment or update to the Title Commitment or to the Updated Survey to be removed on or prior to the Closing. If no such notice from Contributor concerning such election is received by Company within such five (5) Business Day period, then Contributor shall be deemed to have elected not to cure any such Additional Title Matter. If Contributor either (x) elects to cure any such Additional Title Matter, but such Additional Title Matter is not cured by Contributor by the Closing Date, or (y) elects (or is deemed to have elected) not to cure such Additional Title Matter, then Company may as its only option, elect to either: (A) waive such Additional Title Matter(s) and consummate the transaction contemplated by this Agreement; (B) send Contributor a written notice to terminate this Agreement in its entirety on or prior to the Closing Date; or (C) if the Additional Title Matter(s) which Contributor elects not to cure or which are not cured by Contributor by the Closing Date affect Properties (collectively, the “Affected Properties”) that constitute more than 7.5% of the aggregate value of all of the Properties, send Contributor a written notice to terminate this Agreement with respect to the Affected Properties on or prior to the Closing Date. Failure of Company to timely send such written notice shall constitute a waiver of such right to terminate.

(b)           If the Company chooses to terminate this Agreement solely with respect to the Affected Properties pursuant to Section 7.2(a), (i) the Investor Cash Contribution and the CapEx Reserve Amount shall be reduced by the Allocated Cash Contribution Amount and the Allocated CapEx Reserve Amount applicable to such Affected Properties, (ii) thereafter none of Contributor, Investor nor the Company will have any further rights or obligations to any other Party hereunder with respect to the Affected Properties except with respect to the Termination Surviving Obligations, (iii) Contributor shall not be in default hereunder (subject to the last sentence of this Section 7.2(b)), (iv) this Agreement shall continue in full force and effect with respect to all Properties other than the Affected Properties, and (v) the terms of Section 7.2(a) shall apply with respect to any other Properties that become Affected Properties thereafter. In the event Company elects to terminate this Agreement in its entirety pursuant to Section 7.2(a), neither Party shall be in default hereunder (subject to the last sentence of this Section 7.2(b)), the Deposit shall be returned to Company, and neither Party shall have any further obligations to the other Party except for the Termination Surviving Obligations. If any such Additional Title Matter constitutes a Non-Permitted Encumbrance and Contributor either (i) elects to cure any such Additional Title Matter, but such Additional Title Matter is not cured by Contributor by the Closing Date, or (ii) elects not to cure such Additional Title Matter, then such failure to cure shall constitute a default by Contributor hereunder, in which event the Company may terminate the Agreement by written notice to Contributor, the terms of Section 11.1 shall apply, and the Parties shall thereafter have no further obligation to each other, except for the Termination Surviving Obligations.

(c)            Notwithstanding anything to the contrary herein, (i) Contributor shall be obligated to remove or cause to be removed of record, or cure, as applicable, as of the Closing all Non-Permitted Encumbrances, (ii) Company shall have no obligation to object to any Non-Permitted Encumbrances in any written notice of Additional Title Matters or otherwise (provided, that the Company shall inform Contributor of any Non-Permitted Encumbrances of which the Company has knowledge and which are set forth in any third party report prepared by or for the Company and which are not otherwise disclosed in the public records; provided, further, that a failure to notify Contributor of any such Non-Permitted Encumbrance of which Contributor is aware, or would reasonably be expected to be aware, shall not excuse Contributor from its obligations hereunder) and (iii) in no event shall any Non-Permitted Encumbrance constitute a Permitted Encumbrance. Notwithstanding the foregoing, if Contributor is unable to remove or cause to be removed of record, or cure, as applicable, any Non-Permitted Encumbrance that constitutes a Non-Permitted Encumbrance as set forth in clause (a) of the definition thereof as of the Closing, and Company does not waive such condition to Closing, Contributor shall have the one-time right, upon prior written notice to the Company, to adjourn the Closing Date by up to thirty (30) days to remove or cause to be removed of record, or cure, such Non-Permitted Encumbrance. If such Non-Permitted Encumbrance is not removed of record or cured by such adjourned Closing Date, Contributor shall be deemed to be in default under this Agreement and the terms of Section 11.1 shall apply.

(d)           Notwithstanding anything to the contrary herein, with respect to mechanics and materialmens Liens, or other Liens which may be cured by the payment of money, either the Company or the Contributor may cure the same by providing, at its sole cost, either an amount to be held in escrow with Escrow Agent or a bond sufficient, in either case, to cause such Lien to be removed of record at no cost or liability to the Company; provided Title Company agrees to actually remove such matter from the Title Policy. If the Company elects to so cure any such Lien, the Closing Distribution shall be reduced by the amount necessary to cure the same.

7.3           Company’s Inspections.

(a)            Subject to the provisions of Sections 7.3(a) and (b), the Company and its agents, advisors, representatives, consultants, attorneys, potential or existing lenders and investors (and their respective consultants), shareholders, beneficiaries, directors, officers and employees (collectively “Company’s Representatives”) shall have the right, in accordance with the terms of Section 7.3(a) and (b), to conduct such tests, inspections and reviews (collectively, the “Inspections”) of the Properties as the Company deems necessary or appropriate.

(b)           Company must notify Contributor of its intention to enter a Property, the work proposed to be performed, and the names of any Company’s Representatives proposed to enter the Property, all at least two (2) Business Day prior to each intended entry (except as otherwise agreed upon by Contributor), and Contributor and Company shall reasonably cooperate to determine mutually acceptable times at which Company and/or Company’s Representatives may access the Property. Contributor may, at its option, have a representative present for each entry, test, inspection or review; provided, that, it shall not be a requirement of Company’s entry onto any Property for Contributor or such representative to so accompany Company or any Company Representative. Company’s Representatives shall, in connection with such Inspections, have the right to perform Phase I environmental investigations and other non-invasive environmental investigations subject to the terms and conditions of this Agreement; provided, that no invasive testing (including any borings, drilling, vapor or air samples, percolation tests, or surface or sub-surface soil testing) or inspections or Phase II environmental investigations shall be performed without prior written approval from Contributor. Contributor shall coordinate and facilitate Company’s entry into tenant units, if applicable. Company’s inspections shall be subject to the rights of tenants under their Leases and shall not unreasonably interfere with the tenants or the operation of the Property. Company shall not contact any property manager or any

Governmental Authority without Contributor’s prior written consent, which consent shall not be unreasonably withheld or delayed (provided that Company is permitted to arrange for the performance of a customary zoning report and in connection therewith, may request a so-called municipal zoning letter from the applicable Governmental Authority and is also permitted to make inquiries of public officials for other publicly available information). In performing such inspections, Company and its representatives shall comply in all material respects with any and all laws, ordinances, rules, and regulations applicable to the Properties and will not knowingly engage in any activities which would violate any environmental law or regulation, or knowingly violate any permit or license applicable to the Properties. Investor shall defend, indemnify, and hold harmless the Contributor Indemnified Parties from and against any and all Claims arising out of or in connection with entry upon the Properties by the Company or any Company Representative, unless any of the same are caused solely by the gross negligence or willful misconduct of Contributor or any Company Subsidiary, provided that in no event shall Company have any liability in connection with the mere discovery (as opposed to the material exacerbation) of any pre-existing condition at the Properties. Investor shall promptly (A) repair any damage to the Properties caused by the Company or any Company Representative’s inspection of the Properties, and (B) restore any portion of the Properties damaged by Company or any Company Representative’s inspection of the Properties to substantially the condition that existed immediately prior to such inspection, provided that in no event shall Investor have any liability in connection with the mere discovery (as opposed to the material exacerbation) of any pre-existing condition at the Properties. The provisions of this Section shall survive the Closing or any other termination of this Agreement.

Article 8
INTERIM OPERATING COVENANTS

8.1           From the Effective Date until Closing, Contributor covenants that Contributor will or will cause the applicable Company Subsidiary to:

(a)            Operations. Subject to the other provisions of this Section 8.1, including Section 8.1(g), continue to operate, manage and lease the Property in the ordinary course of such Property Company’s business in accordance with past practice. Maintain the Properties in their current condition, subject to ordinary wear and tear and not demolish, remove, or erect improvements on the Property. Subject to the other provisions of this Section 8.1, continue to operate, manage, and maintain each Company Subsidiary in the ordinary course of such Company Subsidiary’s business, consistent with past practice.

(b)           Transfers. Not sell or mortgage, issue, deliver, pledge, hypothecate, otherwise transfer, dispose of or encumber the Property or any direct or indirect interest therein or in any Company Subsidiary or enter into any agreement relating thereto or grant any Person a purchase option, right of first offer or refusal or other such similar right with respect to all or any portion of the Membership Interests or the Property, or any direct or indirect interests therein.

(c)            Maintain Insurance. Maintain fire and extended coverage insurance on the Property which is at least equivalent in all material respects to such Company Subsidiaries’ insurance policies covering the Properties as of the Effective Date.

(d)           JV Agreement. Operate the Company Subsidiaries and the Properties in accordance with the terms of the JV Agreement, including Section 6.3(b) thereof, as though (i) the JV Agreement had been entered into and was effective as of the Effective Date, (ii) Contributor was the “Managing Member” thereunder, (iii) Company was the “Investor” thereunder, (iv) each Company Subsidiary was a “Subsidiary” thereunder and (v) each Property was a “Property” thereunder. Contributor shall deliver to the Company all notices, documents and reports required to be delivered by the Managing Member to the Investor pursuant to and in accordance with the JV Agreement. The Parties acknowledge and agree that no Annual Business Plan, Annual Operating Budget, or CapEx Budget (as each such term is defined in the JV Agreement) has been approved by the Parties as of the Effective Date, and that, except as otherwise set forth herein, any actions that are permitted to be taken by the “Managing Member” under the JV Agreement in accordance with an Annual Business Plan, Annual Operating Budget, or CapEx Budget, may not be taken by Contributor prior to the Closing Date without the consent of the Company. Notwithstanding the foregoing, the Contributor may, from the Effective Date until the Closing Date, cause the Property Companies to (x) acquire personal property and (y) incur expenses or make expenditures with respect to the Properties, in each case, in the ordinary course and consistent with past practice.

(e)            Business Plans and Budgets. No later than thirty (30) days after the Effective Date, prepare and deliver to Investor for Investor’s review and approval a Proposed Annual Business Plan (as such term is defined in the JV Agreement) in accordance with the requirements set forth in JV Agreement, including the definition of “Proposed Annual Business Plan”. Contributor shall make all such amendments to the Proposed Annual Business Plan reasonably requested by Investor.

(f)            Notices. Promptly deliver to the Company copies of written default notices, written notices of lawsuits (or lawsuits threatened in writing) and written notices of violations or any other written notices from any Governmental Authority affecting the Membership Interests, any Company Subsidiary and any Property. Promptly deliver to the Company written notice of (1) any fire, flood or other material adverse change with respect to the Membership Interests, any Company Subsidiary or any Property; (2) any written notice received by Contributor or any Company Subsidiary of any actual or proposed condemnation (or proceeding in lieu thereof); (3) any written notice received by Contributor or any Company Subsidiary claiming that all or any portion of the Property or the use and operation thereof fails to comply with any Requirements of Law; (4) any written notice (A) given or received by Contributor or any Company Subsidiary claiming that Contributor, any Company Subsidiary or any tenant is in default under its applicable Lease or (B) to or from any tenant or Contract counterparty regarding rent relief or deferral, force majeure claims, anticipated delays or inability to perform and any other written notices regarding potential rent offsets or defenses; (5) any written notice received by Contributor or any Company Subsidiary concerning any pending or threatened litigation or administrative proceeding affecting all or any portion of the Membership Interests, any Company Subsidiary or the Property; and (6) all other material notices with respect to the Membership Interests, any Company Subsidiary or the Property.

(g)           Leasing. Not (i) enter into any new Lease, or any renewal or modification of any existing Lease, (ii) consent to any assignment of or subletting under any Lease, (iii) terminate any Lease, (iv) apply any security deposit, (v) issue or accept any binding or non-binding term sheet or binding or non-binding letter of intent for any proposed Lease or for the amendment or termination of any existing Lease, (vi) agree to or grant any tenant improvement allowances or obligations, moving allowances, free rent or other inducements or concessions, (vii) approve any plans and specifications with respect to any tenant improvements and the granting of any other material consent or approval under any Lease, or (viii) take any other material action with respect to any existing Lease or proposed lease, in each case, without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; other than, with respect to clauses (i), (ii) and (iv), to the extent that the applicable Property Company is obligated to enter into or approve such item under the terms of such Lease as in effect as of the Effective Date. Contributor shall promptly deliver or cause to be promptly delivered to Company true, correct and complete copies of all documents relating to leasing matters at the Properties between the Effective Date and the Closing Date.

(h)           Assumed Debt. Diligently pursue and undertake all acts necessary or appropriate to pursue and negotiate in good faith an amendment to the documents evidencing the Assumed Debt and TransAmerica’s consent to the Transactions (collectively, the “Assumed Debt Amendment”). The Assumed Debt, after giving effect to the Assumed Debt Amendment, shall be subject to satisfaction of the following conditions (which shall be subject to confirmation by the Company in its reasonable discretion): (1) the Assumed Debt shall have a total loan amount of $88,000,000 (including an upsize in the amount of $30,000,000 to the existing loan amount), which will be advanced to and received by the applicable Company Subsidiaries concurrently with Closing, subject to a prorata reduction (based on the amount of debt allocated to the applicable Property pursuant to the loan documents evidencing the Assumed Debt or, if no such allocation is provided, based on a percentage equal to the loan-to-value ratio set forth in the documents evidencing the Assumed Debt) based on the Allocable Cash Contribution Amount with respect to any Properties with respect to which this Agreement is terminated pursuant to the provisions of this Agreement, (2) the portion of the Assumed Debt which constitutes the $30,000,000 upsize shall have an annual fixed interest rate of not more than 6.25% and the Assumed Debt in its entirety shall have a blended annual fixed interest rate of not more than 5.25%, (3) the Assumed Debt shall have a maturity date of not sooner than August 2028, (4) the Assumed Debt Amendment shall have a closing date that is contemporaneous with the Closing Date, (5) the Assumed Debt shall be an interest-only loan, (6) the Assumed Debt shall not require any guaranties to be delivered other than those that have already been provided by Contributor or its Affiliates to TransAmerica, (7) the Assumed Debt shall expressly permit the Approved Transfers (as defined in the JV Agreement) set forth in clause (y) of the definition thereof as set forth in the JV Agreement, and expressly permit Investor to exercise the rights set forth in Article 9 thereof (subject to certain usual and customary conditions, including the curing of all monetary defaults thereunder (other than a maturity default) but without having to provide any replacement guarantees), (8) the Assumed Debt shall provide for notice and extended cure rights reasonably satisfactory to the Company upon the occurrence of any default or event of default thereunder (including Investor’s right to make Investor Deficiency Loans (as defined in the JV Agreement)), (9) the Assumed Debt, either in connection with the Assumed Debt Amendment or otherwise, shall not require the borrower thereunder to disclose the identity of any non-controlling interests in the Investor or any of its Affiliates, (10) any sanctions, “know your customer” and/or similar compliance representations regarding non-controlling interests of the Investor or any of its Affiliates required to be provided thereunder shall be qualified by knowledge without a duty of inquiry or investigation, (11) the

Assumed Debt Amendment shall not require as a condition thereto the delivery of any legal opinions with respect to the Company or the Investor, and (12) the Assumed Debt Amendment shall not otherwise provide for any material amendments to the Assumed Debt or the documents evidenced thereby, unless the same are approved in writing by the Company in its sole discretion. Contributor shall deliver any information, documents, instruments, or other agreements as may be reasonably requested by TransAmerica, and shall pay any and all assumption fees, transfer fees, processing fees and related charges, and all TransAmerica expenses and charges (including attorneys’ fees) in connection with the Assumed Debt Amendment. Notwithstanding the foregoing, Company agrees to reasonably consider any waiver of the foregoing conditions if such waiver is reasonably requested by Contributor.

(i)             New Debt. Diligently pursue and undertake all acts necessary or appropriate to pursue and negotiate in good faith new mortgage financing encumbering the Properties which are not encumbered by the Assumed Debt (the “New Debt”). The New Debt shall be subject to satisfaction of the following conditions (which shall be subject to confirmation by the Company in its reasonable discretion): (1) the New Debt shall have a total loan amount of $90,000,000 subject to a prorata reduction (based on a percentage equal to the loan-to-value ratio of the New Debt) based on the Allocable Cash Contribution Amount with respect to any Properties with respect to which this Agreement is terminated pursuant to the provisions of this Agreement, which will be advanced to and received by the applicable Company Subsidiaries concurrently with Closing, (2) the New Debt shall have an annual fixed interest rate of not more than 6.5%, (3) the New Debt shall have a five (5) year initial term, (4) the New Debt shall have a closing date that is contemporaneous with the Closing Date, (5) the New Debt shall be an interest-only loan, (6) the New Debt shall be provided by a third-party institutional lender regularly engaged in the making of commercial real estate loans, (7) the New Debt shall be structured as customary “non-recourse” financing secured by one or more Properties that are not encumbered by the Assumed Debt, (8) the principal amount of such New Debt is not greater than 65% of the value of the Property(ies) secured thereby, based on a current appraisal, (9) the net operating income of the Property(ies) secured by the New Debt is not less than 1.25 times the debt service thereunder, (10) the New Debt shall not require the Company or any Company Subsidiary to maintain any reserves with respect thereto (other than customary reserves necessary for taxes and insurance), (11) the New Debt shall not require any guaranties other than a non-recourse guaranty and an environmental indemnity agreement, in each case, to be provided by Contributor or its Affiliates, (12) the New Debt shall expressly permit the Approved Transfers (as defined in the JV Agreement) set forth in clause (y) of the definition thereof as set forth in the JV Agreement, and expressly permit Investor to exercise the rights set forth in Article 9 thereof (subject to certain usual and customary conditions, including the curing of all monetary defaults thereunder (other than a maturity default) but without having to provide any replacement guarantees), (13) the New Debt shall not be cross-collateralized or cross-defaulted with any other financing, (14) the New Debt shall provide for notice and extended cure rights reasonably satisfactory to the Company upon the occurrence of any default or event of default thereunder (including Investor’s right to make Investor Deficiency Loans (as defined in the JV Agreement)), (15) the New Debt shall not require the borrower thereunder to disclose the identity of any non-controlling interests in the Investor or any of its Affiliates, (16) any sanctions, “know your customer” and/or similar compliance representations regarding non-controlling interests of the Investor or any of its Affiliates required to be provided thereunder shall be qualified by knowledge without a duty of inquiry or investigation, (17) the Assumed Debt Amendment shall not require as a condition thereto the delivery of any legal opinions with respect to the Company or the Investor and (18) the New Debt shall otherwise be on commercially reasonable terms (based on then-current market conditions). Notwithstanding the foregoing, Company agrees to reasonably consider any waiver of the foregoing conditions if such waiver is reasonably requested by Contributor.

(j)             Estoppels.

(i)             Contributor shall deliver or cause to be delivered to the Company on or prior to the Closing Date tenant estoppel certificates (each, an “Tenant Estoppel Certificate”), which are dated not earlier than thirty (30) days prior to the Closing Date in substantially the form of estoppel certificate attached hereto as Exhibit B (or, if a tenant lease specifies or contemplates another form of tenant estoppel certificate, then such other specified or contemplated form) from (i) each of the Major Tenants and (ii) such additional tenants as are necessary to cause Company to receive Tenant Estoppel Certificates comprising, in the aggregate together with applicable estoppels from the Major Tenants, not less than seventy-five percent (75%) of the occupied rentable square footage for the Properties (collectively, the “Required Tenant Estoppel Threshold” and such estoppels, the “Required Tenant Estoppel Certificates”). The Parties acknowledge and agree that any Tenant Estoppel Certificate may name parties in addition to the Company and Investor, including any actual or prospective lenders of the Company or any Company Subsidiary. Notwithstanding the foregoing, Contributor may, but shall not be obligated to, satisfy up to ten percent (10%) of the Required Estoppel Threshold (including with respect to up to two (2) Major Tenants) by providing an estoppel from Contributor in the same form as the Tenant Estoppel Certificate (only subject to applicable changes as required to reflect that the estoppel certificate is being delivered by a landlord rather than a tenant) (a “Contributor Estoppel Certificate”); provided, however, if Contributor subsequently obtains and delivers to the Company Tenant Estoppel Certificates meeting the requirements of this Section 8.1(j) from a tenant for which Contributor has delivered a Contributor Estoppel Certificate, then such Contributor Estoppel Certificate shall be null and void and shall be replaced by the applicable Tenant Estoppel Certificate. No Tenant Estoppel Certificate or Contributor Estoppel Certificate shall count toward the Required Estoppel Threshold if it discloses: (i) any material default by a Company Subsidiary, as landlord, or the applicable tenant; (ii) unless disclosed in the Rent Roll or on Schedule 3.15, or as otherwise approved by Company pursuant to Section 8.1(f), any outstanding tenant improvement allowances or obligations, moving allowances, free rent or other inducements or concessions owed to any tenant that would be binding upon the Company, or any Company Subsidiary after Closing, (iii) that the applicable tenant is the subject of any bankruptcy or insolvency proceeding or has made a general assignment for the benefit of its creditors; or (iv) any other information that is inconsistent in any material adverse respect with the Rent Roll.

(ii)           Contributor shall use commercially reasonable efforts deliver or cause to be delivered to the Company on or prior to the Closing Date the Title Estoppel Certificates from the applicable counterparties thereto, which are dated not earlier than thirty (30) days prior to the Closing Date. Any failure to deliver any or all of the Title Estoppel Certificates shall in no event be a breach of or default under this Agreement.

(k)           Cooperation. The Company and Contributor shall, and Contributor shall cause the Company Subsidiaries to, provide each other with such reasonable cooperation and reasonable information relating to Contributor, the Company Subsidiaries and the Properties as the parties reasonably may request in (i) filing any declaration, report, claim for refund, document, or information return or statement relating to Taxes, or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedules or attachments thereto, and including any amendments thereof or otherwise, (ii) determining any liability for Taxes or a right to a Tax refund, (iii) conducting or defending any proceeding in respect of Taxes, or (iv) performing Tax diligence, including with respect to the impact of this transaction on Investor or any of its affiliates’ status as a real estate investment trust within the meaning of Section 856 of the Code. Such reasonable cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(l)             Organizational Documents. The Parties acknowledge and agree that the lenders under the Assumed Debt or the New Debt may require amendments to the applicable Organizational Documents (i.e., operating agreements) of each Company Subsidiary with respect to the New Debt and/or the Assumed Debt to (x) reflect that the applicable Company Subsidiaries are single purpose entities, (y) reflect the Transactions, including with respect to the ownership and management of each Company Subsidiary, and (z) other customary and commercially reasonable changes to reflect the Assumed Debt or the New Debt, which such amendments shall be effective as of the Closing, in each case, subject to the reasonable approval of the Company.

8.2           Company and Investor Cooperation. The Company and Investor shall each provide Contributor with such reasonable cooperation and reasonable information relating to the Assumed Debt Amendment and the New Debt as reasonably requested by the lender thereunder.

Article 9
CONDEMNATION AND CASUALTY

9.1           Casualty. If, prior to the Closing Date, a Significant Portion of any Property or all of the Properties in the aggregate is destroyed or damaged by fire or other casualty, Contributor will promptly notify the Company in writing of such casualty, which notice shall include a reasonably detailed description thereof (any such notice, a “Casualty Notice”). The Company will have the option in its sole discretion, in the event all or any Significant Portion of any Property or of all of the Properties in the aggregate is so destroyed or damaged, to either terminate this Agreement in its entirety or with respect to the affected Propert(ies) (the “Damaged Property”) upon notice to Contributor given not later than ten (10) days after receipt of the Casualty Notice, or to elect to have this Agreement remain in full force and effect. If this Agreement is terminated in its entirety, the Deposit will promptly be returned to the Company and Contributor shall promptly reimburse the Company and Investor for the actual out-of-pocket third party costs that the Company or Investor have incurred in connection with this Agreement and the Transactions, after payment of which none of Contributor, Investor nor the Company will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If the Company chooses to terminate this Agreement solely with respect to the Damaged Property, (i) the Investor Cash Contribution and the CapEx Reserve Amount shall be reduced by the Allocated Cash Contribution Amount and the Allocated CapEx Reserve Amount applicable to such Damaged Property, (ii) thereafter none of Contributor, Investor nor the Company will have any further rights or obligations to any other Party hereunder with respect to the Damaged Property except with respect to the Termination Surviving Obligations, (iii) this Agreement shall continue in full force and effect with respect to all Properties other than the Damaged Property, and (iv) the terms of this Section 9.1 shall apply with respect to any other Property that becomes a Damaged Property thereafter. If the Company does not elect to terminate this Agreement in its entirety or with respect to such Damaged Property but instead elects to proceed to Closing in its sole discretion, or if less than a Significant Portion of the applicable Property is so damaged, (a) Contributor will assign and turn over to the Company all of the insurance proceeds net of reasonable third party out-of-pocket collection costs and amounts thereof previously applied to restore or repair the Damaged Property, and (b) the parties will proceed to Closing pursuant to the terms hereof; provided, however, that the Investor Cash Contribution shall be reduced by any applicable deductible. If the Closing Date would otherwise occur sooner, it shall, in the Company’s sole discretion, be extended to the date that not more than thirty (30) days after receipt of the Casualty Notice. Neither the Contributor nor any Company Subsidiary shall settle or compromise any insurance claims relating to the Membership Interests, the Properties or any portion thereof without the Company’s prior written approval, which approval may be given or withheld in the Company’s sole and absolute discretion.

9.2           Condemnation of Property. In the event of condemnation or sale or proceeding in lieu of condemnation of all or any Significant Portion of any Property or of all of the Properties in the aggregate, or if Contributor or any Company Subsidiary shall receive an official notice from any governmental authority having eminent domain power over any Property of its intention to take, by eminent domain proceeding or otherwise, all or any Significant Portion of any Property, the Company will have the option to either terminate this Agreement in its entirety or with respect to the affected Property (the “Condemned Property”) upon notice to Contributor given not later than ten (10) days after receipt of the Casualty Notice, or to elect to have this Agreement remain in full force and effect. If this Agreement is terminated in its entirety, the Deposit will promptly be returned to the Company and Contributor shall promptly reimburse the Company and Investor for the actual out-of-pocket third party costs that the Company or Investor have incurred in connection with this Agreement and the Transactions, after payment of which none of Contributor, Investor nor the Company will have any further rights or obligations to any other Party hereunder except with respect to the Termination Surviving Obligations. If the Company choose to terminate this Agreement solely with respect to the Condemned Property, (i) the Investor Cash Contribution and the CapEx Reserve Amount shall be reduced by the Allocated Cash Contribution Amount and the Allocated CapEx Reserve Amount applicable to such Condemned Property, (ii) thereafter none of the Contributor, Investor nor the Company will have any further rights or obligations to any other Party hereunder with respect to the Condemned Property except with respect to the Termination Surviving Obligations, (iii) this Agreement shall continue in full force and effect with respect to all Properties other than the Condemned Property, and (iv) the terms of this Section 9.2 shall apply with respect to any other Property that becomes a Condemned Property thereafter. If the Company does not elect to terminate this Agreement in its entirety or with respect to such Condemned Property but instead elects to proceed to Closing in its sole discretion, or if less than a Significant Portion of the applicable Property is so condemned, (a) Contributor will assign and turn over to the Company any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Condemned Property, and (b) the parties will proceed to Closing pursuant to the terms hereof; provided, however, that the Investor Cash Contribution shall be reduced by any applicable deductible. If the Closing Date would otherwise occur sooner, it shall, in the Company’s sole discretion, be extended to the date that is not later than thirty (30) days after written notice to the Company of the taking. Neither the Contributor nor any Company Subsidiary shall settle or compromise any condemnation or taking claims relating to any Property or any portion thereof without the Company’s prior written approval, which approval may be given or withheld in the Company’s sole and absolute discretion.

9.3           Post-Closing Cooperation. If any insurance or condemnation proceeds paid or payable on account of a fire (or other casualty) or any taking or condemnation are to be assigned to the Company in accordance with the provisions of this Agreement, whether pre- or post-Closing, Contributor shall cooperate as reasonably requested by the Company to effectuate such assignment (including, if necessary, prosecuting claims in the Company’s name or for the Company’s benefit). The provisions of this Section 9.3 shall survive the Closing.

Article 10
PRORATIONS

10.1        Prorations. The following prorations between the Contributor and the Company shall be made at the Closing, but shall be calculated and made as of the Effective Date, as indicated below. All prorations shall be made in accordance with GAAP. Subject to the terms of Sections 2.5 and 12.10, all income and expenses (only to the extent incurred in accordance with the terms of this Agreement) attributable to any Company Subsidiary from and after the Effective Date shall belong to the Company.

(a)            Taxes. All real estate and personal property taxes and assessments attributable to each of the Properties will be prorated on an accrual basis; provided, however, to the extent that any tenant of a Property reimburses the applicable Property Company for real estate and personal property taxes and assessments attributable to such Property on a cash basis, such real estate and personal property taxes and assessments shall be prorated on a cash basis. If the applicable tax rate and assessments for any portion or all of any Property have not been established for the tax year in which the Effective Date occurs, the proration of real estate and/or personal property taxes, as the case may be, will be based upon the rate and assessments for the preceding year. All taxes imposed because of a change of use of any portion or all of the Property after Closing will be paid by the Company. Real property tax refunds and credits received after the Effective Date which are attributable to any period prior to the Effective Date shall belong to Contributor, and those which are attributable to any period from and after the Effective Date shall belong to the Company, and any such refunds or credits shall be prorated based upon the Effective Date.

(b)           Insurance. All insurance premiums paid by or on behalf of a Company Subsidiary or attributable to one of the Properties shall be prorated to the Effective Date, based upon actual days involved, with the Contributor receiving a credit for any amounts paid by or on behalf of a Company Subsidiary and attributable to the period on and after the Effective Date and the Company shall receive a credit for any amounts not yet paid by or on behalf of a Company Subsidiary and attributable to the period prior to the Effective Date.

(c)            Expenses. Charges payable under any Contracts shall be prorated as of the Effective Date, with Contributor being responsible for any such charges relating to any period prior to the Effective Date and Company being responsible for any such charges relating to any period from and after the Effective Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing but calculated as of the Effective Date based on the last available reading and post-closing adjustments between the Company and the Contributor shall be made within forty-five (45) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. In the event any Contracts extend over periods beyond the Effective Date, the same shall be prorated on a per diem basis. Other operating expenses for the Property shall be prorated as of the Effective Date.

(d)           Leasing Costs. All Leasing Costs shall be prorated as of the Effective Date, with Contributor being responsible for all Leasing Costs accruing prior to the Effective Date from any Lease, or any renewal, amendment, modification or supplement thereof, executed prior to the Effective Date, and, subject to the foregoing, Company being responsible for the payment of all Leasing Costs relating to or arising from any Lease, or any renewal, amendment, modification or supplement thereof, accruing from or after the Effective Date in accordance with Section 8.1(g). If, as of the date of Closing, Contributor shall not have paid any of the Leasing Costs it is responsible for (as documented to Company’s reasonable satisfaction), Company shall receive a credit against the Investor Cash Contribution at Closing in an amount equal to such unpaid Leasing Costs, and Company shall assume (to the extent of such credit) the obligation to pay same. For the purposes hereof, “Leasing Costs” means any out-of-pocket payments required under a Lease to be paid by the landlord thereunder (including the cost of work to be performed by or on behalf of the landlord) to or for the benefit of the tenant thereunder, which is in the nature of a tenant inducement or concession, including tenant improvement costs, work allowances, lease buyout costs, moving allowances, together with any leasing commission payable to any broker in connection with a Lease for the initial term of any Lease or in connection with any renewal, amendment, modification or supplement thereof.

(e)            Income.

(i)             For purposes of this Agreement, “Rents” shall mean all rents and other fees due from tenants under the Leases. All collected Rents and other income from the operations of the Property shall be prorated between Contributor and the Company. Rents or other income from operations of the Property not collected as of the Closing Date shall not be prorated at the time of Closing.

(ii)           For 3 months after the Closing, the Company shall and shall cause each Property Company to use commercially reasonable efforts to collect any Rents or other revenues for the period prior to the Effective Date not collected as of the Closing Date and to tender the same (net of the Company’s and such Property Company’s collection expenses) to the Contributor upon receipt. Neither the Company nor any Property Company shall have any obligation to issue or cause to be issued any default notices, terminate any Lease, apply any security deposit, or commence any litigation or other dispute resolution proceedings to collect such delinquent revenues. Contributor shall promptly tender to the company any and all Rents received by it or any of its Affiliates for any period from and after the Effective Date. All Rents collected by the Company, any Company Subsidiary, or the Contributor or any of its Affiliates after the Closing shall first be applied to the Company’s reasonable cost of collection, then to all amounts due under the applicable Lease at the time of collection (i.e., current Rents and sums due the Company as the current owner and landlord) with the balance (if any) payable to the Contributor, but only to the extent of amounts delinquent as of the Effective Date and actually due to Contributor. The term “cost of collection” shall mean and include reasonable attorneys’ fees and other reasonable out-of-pocket costs incurred in collecting any Rents. The terms of this section shall survive the Closing and not be merged therein.

(iii)         To the extent a Property Company, as landlord under the Leases, or Contributor, is currently collecting from the tenants under the Leases additional rent to cover taxes, insurance, utilities (to the extent not paid directly by tenants), common area maintenance and other operating costs and expenses (collectively, “Operating Costs”) in connection with the ownership, operation, maintenance and management of a Property, Contributor and the Company shall each receive a debit or credit, as the case may be, for the difference between the aggregate tenants’ current account balances as of the Effective Date for Operating Costs and the amount of Operating Costs reimbursable to such Property Company. Operating Costs shall be calculated based on the actual number of days in the month during which the Effective Date occurs for monthly expenses, and based on a 365 day year for annual expenses. Operating Costs that are payable by tenants directly to the applicable service providers shall not be prorated between Contributor and the Company, unless the landlord under a Lease is responsible for the payment of the same.

(iv)          All letters of credit held as security under the Leases shall be retained by the applicable Company Subsidiary.

(f)            Security Deposits. Company shall receive a credit for any unapplied security deposits owed under the Leases, and Contributor shall retain any such security deposits.

(g)           Other Amounts. Any other items of operating income or operating expense that are customarily apportioned between the parties in real estate closings of comparable industrial properties in the metropolitan area where the Properties are located, as applicable, shall be apportioned as of the Effective Date at the Closing.

(h)           Prorations at Closing; Final Adjustment. In the event that any prorations, apportionments or computations made under this Section 10.1 shall require final adjustment, then the Parties shall make the appropriate adjustments promptly when accurate information becomes available and any Party shall be entitled to an adjustment to correct the same, but in no event shall such final adjustment occur later than one (1) year after the Closing Date. Any corrected adjustment or proration shall be paid in cash to the Party entitled thereto within ten (10) days of such final adjustment.

(i)             Settlement Statement. Not later than five (5) Business Days prior to the Closing, Contributor or its agents or designees shall prepare and deliver to Company for Company’s approval a closing statement (the “Settlement Statement”) that shows the net amount due either to Contributor or Company as a result of the adjustments and prorations provided for in this Agreement. The Settlement Statement, once agreed upon, shall be signed by Contributor and Company and delivered to the Escrow Agent for purposes of making the preliminary proration adjustment at Closing. The preliminary proration shall be paid at Closing by Company to

Contributor (if the preliminary prorations result in a net credit to Contributor) or by Contributor to Company (if the preliminary prorations result in a net credit to Company).

(j)             Working Capital. All amounts paid to the Company at Closing pursuant to this Article 10 shall deposited from the Investor Cash Contribution paid at Closing into a working capital account of the Company. The foregoing shall not increase the Capital Account of the Sponsor or reduce the amount of Investor’s Gross Adjusted Capital Contributions for purposes of the JV Agreement.

(k)           Survival. The provisions of this Article 10 shall survive the Closing.

Article 11
REMEDIES

11.1        Default by Contributor. In the event the Closing of the transactions contemplated by this Agreement does not occur as herein provided by reason of any default of Contributor or any Company Subsidiary, and if such default is not cured within three (3) days of written notice thereof from the Company to Contributor, the Company may, as its sole and exclusive remedy, either: (a) terminate this Agreement, in which event the Company will receive from the Escrow Agent the Deposit (less the Independent Consideration), Contributor shall promptly reimburse the Company and Investor for the actual out-of-pocket third party costs that the Company or Investor have incurred in connection with this Agreement and the Transactions, Contributor shall pay the Break-Up Fee to the Company within three (3) Business Days of termination of this Agreement, and the Company and Investor will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations; or (b) pursue specific performance of this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that it shall not be a default by Contributor hereunder (and Contributor shall not be responsible for payment of the Break-Up Fee) if Contributor is unable to obtain the Assumed Debt Amendment or the New Debt as of the Closing Date by reason of a Material Adverse Event. If, in breach of this Agreement, Contributor intentionally or willfully defaults by selling or entering into a binding agreement to otherwise convey or cause to be conveyed the Membership Interests or any Property (or any portion thereof or interest therein) to someone other than the Company which renders the remedy of specific performance impossible or impractical to obtain, in addition to the remedies set forth above, Contributor shall be liable for any damages suffered by the Company as a result of such breach, including the positive difference, if any, between the Investor Cash Contribution and the sale price paid to Contributor or any Affiliate thereof by such third party.

11.2        Default by Company. If after satisfaction of the conditions precedent to the Company’s obligation to purchase the Membership Interests in accordance with this Agreement, the Company defaults in its obligation to close the Transactions and if such default is not cured within three (3) days from written notice thereof from Contributor to the Company, Contributor may, as Contributor’s sole and exclusive remedy at law and in equity, terminate this Agreement and receive the Deposit as liquidated damages, and thereafter, the parties shall have no further rights or obligations hereunder, except with respect to the Termination Surviving Obligations. The Company and Contributor hereby agree that actual damages would be difficult or impossible to ascertain and such amount is a reasonable estimate of the damages for such breach.

11.3        Termination of Agreement. If Contributor is unable to obtain the Assumed Debt Amendment or the New Debt by the date that is ninety (90) days after the Effective Date due to a Material Adverse Event, either Party may elect to terminate this Agreement by providing written notice thereof to the other Party, and thereafter, the Deposit shall be delivered to Company and the Parties shall have no further rights or obligations hereunder, except with respect to the Termination Surviving Obligations. In the event of such a termination by either Party, the Contributor shall have no obligation to pay the Break-Up Fee to the Company or any other party.

11.4        The provisions of this Article 11 shall survive the termination of this Agreement.

Article 12
MISCELLANEOUS

12.1        Modification or Amendments. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by all Parties hereto.

12.2        Entire Agreement. This document constitutes the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations, if any, are hereby terminated and canceled in their entirety and are of no further force or effect.

12.3        Applicable Law, Arbitration and Severability. This Agreement shall be governed by the laws of the State of New York (without regard to conflicts of law). Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of arbitration, will be determined by arbitration in New York, New York before one arbitrator. The arbitration will be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Judgment on the award may be entered in any court having jurisdiction. This Section does not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Any provision herein held to be unenforceable shall be deemed severable and the remaining Agreement shall continue in full force and effect.

12.4        Successor and Assigns. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that Company and Investor shall have the right to assign this Agreement to their respective Affiliates, without the consent of, but with notice to, Contributor. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the Parties and their respective heirs, personal representatives and permitted successors and assigns.

12.5        Further Assurances. Each of the Parties shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the Parties hereto.

12.6        Captions. The captions appearing at the commencement of the Sections hereof are descriptive only and for convenience in reference. Should there be any conflict between any such caption and the Section at the head of which it appears, the Section and not such caption shall control and govern in the construction of this document.

12.7        Separate Counterparts. This document may be executed in one or more separate counterparts, each of which, when so executed shall be deemed to be an original. Such counterparts shall, together, constitute and be one and the same instrument. The signature of any Party to any counterpart, electronic (scanned) signature, facsimile or photocopy thereof, may be appended to any other counterpart and when so appended shall constitute an original.

12.8        Obligations to Third Parties. Other than as set forth in Article 5 hereof, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the Parties hereto, to any Person other than the other Parties.

12.9        Notices. All notices and other communications (“Notices”) required or permitted to be given or made pursuant to this Agreement shall be given or made in writing and shall be delivered personally or by electronic mail (in the case of email, to be followed by a hard copy by air express or certified mail), air express, certified mail or regular mail. All Notices shall be deemed to have been delivered (a) if sent by personal delivery, when such delivery is made, if the recipient is an individual, to such individual or a person of suitable age and discretion resident or working at the address provided below, or, if such party shall be other than an individual, to an officer, receptionist, mailroom employee or any administrative employee of the recipient; (b) if sent by electronic mail (to be followed by a hard copy by air express or certified mail), when the full electronic mail shall have been transmitted (so long as such transmission occurs before 5:00 PM (PST), otherwise it will be deemed delivered on the following Business Day); (c) if sent by mail, five (5) days after depositing in the United States mail, with first-class postage prepaid and registered or certified and (d) if sent by any other means, when such Notice is actually received by the recipient.

If to Contributor, to:

c/o Plymouth Industrial REIT, Inc.

20 Custom House Street, 11th Floor

Boston, MA 02110

Attn: Jeffrey E. Witherell

Email: jeff.witherell@plymouthREI.com

With a copy to:

Frost Brown Todd LLC

One Columbus Center

10 West Broad Street, Suite 2300

Columbus, OH 43215-3484

Attn: Timothy E. Wieher, Esq.

Email: twieher@fbtlaw.com

If to the Company or to Investor, to:

c/o Sixth Street Partners, LLC

2100 McKinney Avenue, Suite 1500

Dallas, TX 75201

Attn: Joshua Peck; Sixth Street Legal

E-mail: jpeck@SixthStreet.com; sixthstreetlegal@sixthstreet.com

And to

c/o Sixth Street Partners, LLC

2100 McKinney Avenue, Suite 1500

Dallas, TX 75201

Attn: Mark Lewis

E-mail: mlewis@sixthstreet.com

With a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Douglas Heitner

Email: Douglas.Heitner@lw.com

Any Party may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other Party or Parties hereto.

12.10     Costs and Expenses. Except as expressly set forth herein, Contributor agrees to pay for all reasonable and documented out-of-pocket costs, fees and expenses incurred in connection with this Agreement, the Transactions and the Corporate Preferred Equity Documents (as defined in the JV Agreement) and the transactions effectuated in connection therewith, including, but not limited to, all transfer taxes, recording fees (if any), title insurance premiums, fees, costs and expenses of legal counsel, accountants and advisors, fees, costs and expenses incurred in connection with any due diligence, collateral reviews, appraisals, audits, and/or field examinations, and all reasonable and documented out-of-pocket legal fees, costs and expenses incurred in enforcing any obligation hereunder or in any Transaction Document. All such expenses incurred by Company, Investor, or any of their respective Affiliates, agents, employees or representatives, shall be reimbursed (by wire transfer of immediately available funds to an account specified by Investor) within three (3) Business Days following demand therefor by Company or Investor. The provisions of this Section 12.10 shall survive the Closing.

12.11     Computation of Time. Whenever the last day for the exercise of any right hereunder or discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such right or duty may exercise such right or discharge such duty on the next succeeding day which is a Business Day.

12.12     Confidentiality. The terms of this Agreement, together with any information relating to the Properties or any Parties are confidential and shall not be disclosed by any Party to any third party (except to such Party’s Affiliates and such Party’s and its Affiliates’ directors, partners, officers, employees, agents, counsel, accountants, investors, financial advisors and other representatives who need to know such information to effect the transactions contemplated hereby) without obtaining the prior written consent of the other Parties; provided, however, that the Parties may disclose such information (a) to the extent required by applicable Requirements of Law or by any governmental, regulatory or supervisory authority (including to mitigate withholding or other taxes), including the United States Securities and Exchange Commission in connection with any of Contributor’s requirements under federal securities law or regulations (provided, that the disclosing party shall be required to provide prior written notice of any such disclosure to the other Parties hereto), (b) to the extent required in connection with any litigation proceeding by and among the Parties related to the enforcement of this Agreement, (c) to existing or prospective lenders to a Party (so long as such lender agrees to be bound by the terms of this Section 12.12, or is subject to a confidentiality agreement with respect to the items deemed confidential herein), and (d) to existing or prospective investors or transferees of any Party’s interest in the Party (so long as such existing or prospective investors or transferees agree to be bound by the terms of this Section 12.12, or are subject to a confidentiality agreement with respect to the items deemed confidential herein). For the avoidance of doubt, (i) disclosures of confidential information to Affiliates shall not be restricted by the terms of this Section 12.12, and (ii) neither the Contributor nor any of its Affiliates shall disclose the terms of this Agreement or any information relating to the Properties or any of the members or any of their respective Affiliates (including in the case of Investor, the name of or any information concerning Sixth Street Partners, LLC and any information or documentation concerning the investment track record, except with the Investor’s prior written consent) to any prospective investors or in any marketing or fundraising materials without the consent of the Investor. No Party shall issue any press release in connection with any matters related to this Agreement or the Transactions, the Properties or any Party without the prior, written consent of the other Parties.

12.13     Tax Matters.

(a)            Tax Certificates. The Company, Investor, Contributor and each Property Company agree, upon reasonable request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on the Company Subsidiaries (including, but not limited to, with respect to the Transactions).

(b)           Tax Allocation. In the case of any taxable period that includes the Closing Date, the amount of Taxes attributable to the pre-closing portion of such taxable period (i) in the case of Taxes based on or measured by income or receipts, sales or use, employment, or withholding, shall be determined in accordance with an interim closing of the books as of the end of the Closing Date, and (ii) in the case of any other Taxes, shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period prior to and including the day immediately preceding the Closing Date and the denominator of which is the number of days in the entire taxable period.

12.14     Interpretation. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the others. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner, without any limitation on the generality of the subject matter that precedes such word. Wherever the words “herein” or “hereunder” appear in this Agreement, they shall be interpreted to mean “in this Agreement” or “under this Agreement”, respectively. The captions and headings of the Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement. Each Party acknowledges and agrees that this Agreement (a) has been reviewed by it and its counsel, (b) is the product of negotiations between the parties, and (c) shall not be deemed prepared or drafted by any one Party. In the event of any dispute between the parties concerning this Agreement, the parties agree that any ambiguity in the language of this Agreement is to not to be resolved against Contributor or the Company, but shall be given a reasonable interpretation in accordance with the plain meaning of the terms of this Agreement and the intent of the parties as manifested hereby.

12.15     Cumulative Remedies. Except as otherwise expressly herein provided, no remedy conferred upon a Party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

12.16     No Waiver. No waiver by a Party of any breach of this Agreement or of any warranty or representation hereunder by the other Party shall be deemed to be a waiver of any other breach by such other Party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a Party after any breach by the other Party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other Party, whether or not the first Party knows of such breach at the time it accepts such payment or performance. No failure or delay by a Party to exercise any right it may have by reason of the default of the other Party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first Party while the other Party continues to be so in default.

12.17     Survival. This Article 12 shall survive the Closing.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CONTRIBUTOR:

PLYMOUTH INDUSTRIAL OP, LP,

a Delaware limited partnership

By: Plymouth Industrial REIT, Inc.,

a Maryland corporation

By: /s/ Jeffrey E. Witherell
Name: Jeffrey E. Witherell

Title: Chief Executive Officer

Limited Liability Company Interest Contribution Agreement

COMPANY:

ISOSCELES JV, LLC,
a Delaware limited liability company

By: /s/ Sandra Rutova

Name: Sandra Rutova

Title: Vice President

INVESTOR

ISOSCELES JV INVESTMENTS, LLC,

a Delaware limited liability company

By:      /s/ Sandra Rutova
Name: Sandra Rutova
Title:    Vice President

Limited Liability Company Interest Contribution Agreement

JOINDER BY ESCROW AGENT

National Land Tenure Company LLC, referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement (or counterparts of this Agreement) on August 27, 2024, and accepts the obligations of the Escrow Agent as set forth herein. The Escrow Agent hereby agrees to hold and distribute the Deposit, and Closing proceeds in accordance with the terms and provisions of this Agreement. It further acknowledges that it hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Internal Revenue Code.

NATIONAL LAND TENURE COMPANY LLC

By: /s/ Stephen Albright

Name: Stephen Albright

Title: Vice President and Counsel

Dated: August, 27 2024

Limited Liability Company Interest Contribution Agreement

LIMITED JOINDER

Executed for the sole purpose of agreeing to guarantee the obligations of Contributor pursuant to Article 5, Article 11 and Section 12.10 of the foregoing Agreement (the “Guaranteed Obligations”).

Plymouth Industrial REIT, Inc., a Maryland corporation (the “Guarantor”), acknowledges that Guarantor is an Affiliate of Contributor and will derive substantial benefits by reason of the Contributor’s performance of its obligations hereunder and that the Parties’ agreement to enter into this Agreement is subject to Guarantor’s agreement to guarantee the payment of the Guaranteed Obligations. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby guarantees to the Investor and the Company the complete and timely payment of the Guaranteed Obligations. To the fullest extent permitted by law, Guarantor waives diligence, protest, notice of protest, presentment, demand of payment, notice of dishonor and all other suretyship defenses.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, TO THE EXTENT THAT GUARANTOR IS DEEMED TO BE A GUARANTOR OR SURETY OF CONTRIBUTOR, THEN THE WAIVERS SET FORTH BELOW SHALL APPLY.

Guarantor expressly acknowledges that it could, in the absence of the waivers and agreements set forth herein, have one or more defenses to or otherwise be exonerated from the obligations set forth herein as a result of any such election of remedies by the Company and/or Investor, and Guarantor hereby knowingly, expressly and irrevocably waives each and every such defense to its liability hereunder, and expressly acknowledges the reliance hereon of the Company and/or Investor. Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of the other and of all other circumstances bearing upon the risk of nonpayment or nonperformance of the obligations set forth herein which diligent inquiry would reveal, and agrees that neither the Company nor Investor shall have no duty to advise Guarantor of information known to the Company or Investor, as applicable, regarding such condition or any such circumstances. Guarantor irrevocably and unconditionally waives any and all rights of subrogation, indemnity, contribution or reimbursement, and any and all benefits of and rights to enforce any power, right or remedy that the Company and/or Investor may now or hereafter have in respect of the obligations set forth herein against any other obligor upon any of the obligations covered herein, any and all benefits of and rights to participate in any collateral, whether real or personal property, now or hereafter held by the Company and/or Investor, and any and all other rights and claims (as defined in any federal or state bankruptcy code) Guarantor has upon or in respect of the obligations set forth herein, under applicable Requirements of Law or otherwise, at law or in equity, by reason hereof, unless and until the obligations set forth herein shall have been indefeasibly paid and performed in full.

Without limiting the generality of the foregoing, Guarantor hereby waives: (a) any defense based upon any legal disability or other defense of any other person, or by reason of the cessation or limitation of the liability of any other person from any cause; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Guarantor or any Affiliate or Contributor or any defect in the formation of Contributor or any Affiliate of Contributor; (c) any defense based upon the application by Guarantor of funds for

Joinder

purposes other than the purposes represented by Guarantor or intended or understood by Guarantor; (d) any and all rights and defenses arising out of an election of remedies by the Company and/or Investor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against any other person; (e) any defense based upon the Company’s and/or Investor’s failure to disclose to Guarantor any information concerning Contributor’s or the Company’s financial condition or any other circumstances bearing on Contributor’s ability to pay all sums payable by it to the Company and/or Investor; (f) any defense based upon the Company’s and/or Investor’s election, in any proceeding instituted under any federal or state bankruptcy code, of the application of Section 1111(b)(2) of the federal bankruptcy code or any successor statute; (g) any defense based upon any borrowing or any grant of a security interest under Section 364 of the federal bankruptcy code; (h) until Guarantor’s obligations hereunder are performed in full, any right of subrogation, any right to enforce any remedy which the Company and/or Investor may have against any Person, including Contributor, and any right to participate in, or benefit from, any security now or hereafter held by the Company and/or Investor; (i) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; and (j) presentment, demand, protest and notice of any kind. Guarantor further waives any and all rights and defenses that Guarantor may have because Contributor’s obligations may, in the future, be secured by real property; this means, among other things, that: (i) the Company and/or Investor may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Contributor; (ii) if the Company and/or Investor forecloses on any real property collateral pledged by Contributor, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Company and/or Investor may collect from Guarantor even if the Company and/or Investor, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Contributor. The foregoing sentences are an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Contributor’s debt may be or may in the future be secured by real property. Without limitation, Guarantor shall not exercise any voting rights, shall file any claim nor participate or appear in any bankruptcy or insolvency case involving the other with respect to the obligations set forth herein whether or not such obligations shall have been paid and performed in full.

Investor is a third party beneficiary of the Guaranteed Obligations. If Company does not enforce the Guaranteed Obligations, or this guaranty, then Investor may, in its own name, or in the name of the Company, or both, bring one or more actions to enforce the Guaranteed Obligations, or this guaranty.

2

GUARANTOR:

PLYMOUTH INDUSTRIAL REIT, INC.,

a Maryland corporation

By:        /s/ Jeffrey E. Witherell

Name:  Jeffrey E. Witherell

Title:   Chief Executive Officer

3

Exhibit A

FORM OF ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT

4

Exhibit B

FORM OF TENANT ESTOPPEL CERTIFICATE

TENANT ESTOPPEL CERTIFICATE

5

Exhibit C

FORM OF JOINT VENTURE AGREEMENT

6

SCHEDULE I-A

Company Subsidiaries[1]

1.	Plymouth 1600 Fleetwood LLC
2.	Plymouth 3 West College LLC
3.	Plymouth 11351 West 183rd LLC
4.	Plymouth South Chicago LLC
5.	Plymouth 1301 Ridgeview Drive IL LLC
6.	Plymouth 1355 Holmes LLC
7.	Plymouth 144 Tower LLC
8.	Plymouth West Harvester IL LLC
9.	Plymouth 1875 Holmes LLC
10.	Plymouth 189 Seegers LLC
11.	Plymouth S. Batavia IL LLC
12.	Plymouth 2401 Commerce LLC
13.	Plymouth 2600-2620 Commerce Drive IL LLC
14.	Plymouth 3940 Stern LLC
15.	Plymouth Gross Point Road IL LLC
16.	Plymouth 800 Church Street IL LLC
17.	Plymouth MWG 11601 South Central LLC
18.	Plymouth MWG 13040 South Pulaski LLC
19.	Plymouth MWG 13970 West Laurel LLC
20.	Plymouth MWG 1445 Greenleaf LLC
21.	Plymouth MWG 1750 South Lincoln LLC
22.	Plymouth MWG 1796 Sherwin LLC
23.	Plymouth MWG 28160 North Keith LLC
24.	Plymouth MWG 3841 Swanson LLC
25.	Plymouth MWG 6000 West 73rd LLC
26.	Plymouth MWG 6558 West 73rd LLC
27.	Plymouth MWG 6751 South Sayre LLC
28.	Plymouth MWG 7200 South Mason LLC
29.	Plymouth MWG 5110 South 6th LLC
30.	Plymouth MWG Holdings, LLC

__________________________

[1] Each, a Delaware limited liability company.

7

SCHEDULE I-B

Property Companies

PROPERTY COMPANY[2]	ADDRESS	CITY	STATE	ZIP
Plymouth 1600 Fleetwood LLC	1600 Fleetwood Drive	Elgin	IL	60123
Plymouth 3 West College LLC	3 West College Drive	Arlington Heights	IL	60004
Plymouth 11351 West 183rd LLC	11351 West 183rd Street	Orland Park	IL	60467
Plymouth South Chicago LLC	11746-11756 Austin Avenue	Alsip	IL	60803
Plymouth 1301 Ridgeview Drive IL LLC	1301 Ridgeview Drive	McHenry	IL	60050
Plymouth 1355 Holmes LLC	1355 Holmes Road	Elgin	IL	60123
Plymouth 144 Tower LLC	144 Tower Drive	Burr Ridge	IL	60527
Plymouth South Chicago LLC	16801 Exchange Avenue	Lansing	IL	60438
Plymouth West Harvester IL LLC	1717 West Harvester Road	West Chicago	IL	60185
Plymouth 1875 Holmes LLC	1875 Holmes Road	Elgin	IL	60123
Plymouth 189 Seegers LLC	189-191 Seeger Avenue	Elk Grove Village	IL	60007
Plymouth S. Batavia IL LLC	1900 South Batavia Avenue	Geneva	IL	30134
Plymouth 2401 Commerce LLC	2401-2441 Commerce Drive	Libertyville	IL	60048

__________________________

[2] Each, a Delaware limited liability company.

8

Plymouth 2600-2620 Commerce Drive IL LLC	2600-2620 Commerce Drive	Libertyville	IL	60048
Plymouth South Chicago LLC	350-358 Armory Drive	South Holland	IL	60803
Plymouth 3940 Stern LLC	3940 Stern Avenue	St. Charles	IL	60174
Plymouth South Chicago LLC	4915-5003 West 122nd Street	Alsip	IL	60803
Plymouth Gross Point Road IL LLC	6035 West Gross Point Road	Niles	IL	60714
Plymouth South Chicago LLC	7207 South Mason Avenue	Bedford Park	IL	60638
Plymouth South Chicago LLC	7420 Meade Avenue	Bedford Park	IL	60638
Plymouth 800 Church Street IL LLC	800 Church Street	Lake Zurich	IL	60047
Plymouth MWG 11601 South Central LLC	11601 Central Avenue	Alsip	IL	60803
Plymouth MWG 13040 South Pulaski LLC	13040 South Pulaski Avenue	Alsip	IL	60803
Plymouth MWG 13970 West Laurel LLC	13970 West Laurel Drive	Lake Forest	IL	60045
Plymouth MWG 1445 Greenleaf LLC	1445-1645 Greenleaf Avenue	Elk Grove Village	IL	60007
Plymouth MWG 1750 South Lincoln LLC	1750 South Lincoln Drive	Freeport	IL	61032
Plymouth MWG 1796 Sherwin LLC	1796 Sherwin Avenue	Des Plaines	IL	60018
Plymouth MWG 28160 North Keith LLC	28160 North Keith Drive	Lake Forest	IL	60045
Plymouth MWG 3841 Swanson LLC	3841-3865 Swanson Court	Gurnee	IL	60031

9

Plymouth MWG 6000 West 73rd LLC	6000 West 73rd Street	Bedford Park	IL	60638
Plymouth MWG 6558 West 73rd LLC	6558 West 73rd Street	Bedford Park	IL	60638
Plymouth MWG 6751 South Sayre LLC	6751 South Sayre Avenue	Bedford Park	IL	60638
Plymouth MWG 7200 South Mason LLC	7200 South Mason Avenue	Bedford Park	IL	60638
Plymouth MWG 5110 South 6th LLC	5110 South 6th Street	Milwaukee	WI	53221

10

Schedule 2.5

Investor Cash Contribution and CapEx Reserve Allocations

11

Schedule 2.7

Major Tenants

TENANT	PROPERTY
Houghton Mifflin Harcourt Company	1900 South Batavia Avenue
First Logistics	13040 South Pulaski Avenue
Stamar Packaging, Inc	1600 Fleetwood Drive
Sappi Paper	6558 West 73rd Street
Convenience Concepts, Inc.	1717 West Harvester Road
Pactiv Corporation	7200 South Mason Avenue
True Value Company, L.L.C.	1750 South Lincoln Drive
Calmark Group LLC	6751 South Sayre Avenue
Menasha Packaging Company, LLC	11601 Central Avenue
Elkay Plumbing Products Company	1750 South Lincoln Drive
FXI (Previously Innocor Inc.)	1717 West Harvester Road
Fort Dearborn Company	6035 West Gross Point Road
Pactiv Corporation	6000 West 73rd Street
Amtec Precision/Molded Products	1875 Holmes Road
A-Reliable Auto Parts & Wreckers, Inc.	16801 Exchange Avenue
Corporate Disk Company	1301 Ridgeview Drive
Leggett & Platt, Inc	1796 Sherwin Avenue
A-S Medication Solutions, LLC	2401-2441 Commerce Drive
G2 Revolution LLC	800 Church Street
Aryzta LLC	11746-11756 Austin Avenue

12

Schedule 3.3

Company Subsidiaries with Certificated Membership Interests

Plymouth MWG Holdings LLC
Plymouth MWG 11601 South Central LLC
Plymouth MWG 13040 South Pulaski LLC
Plymouth MWG 13970 West Laurel LLC
Plymouth MWG 1445 Greenleaf LLC
Plymouth MWG 1750 South Lincoln LLC
Plymouth MWG 1796 Sherwin LLC
Plymouth MWG 28160 North Keith LLC
Plymouth MWG 3841 Swanson LLC
Plymouth MWG 6000 West 73rd LLC
Plymouth MWG 6558 West 73rd LLC
Plymouth MWG 6751 South Sayre LLC
Plymouth MWG 7200 South Mason LLC
Plymouth MWG 5110 South 6th LLC

Other Property Owned by Company Subsidiaries

  Plymouth South Chicago LLC owned the property located at 330-338 Armory Drive, South Holland, IL 60473, which was sold to a third party on or about January 20, 2021.

13

Schedule 3.5(a)

Effective Date Structure Chart

Schedule 3.5(b)

Closing Date Structure Chart

Schedule 3.7

Existing Indebtedness

1.	The Assumed Debt in the amount of $57,005,030.21.

2.	The indebtedness in the amount of $10,523,644.72 borrowed by Plymouth S. Batavia IL LLC (as successor in interest to 1900 S Batavia Ave Acquisition LLC) pursuant to the Term Loan Agreement entered into with Midland National Life Insurance Company (as successor in interest to Guggenheim Real Estate, LLC), dated March 5, 2021, and the other documents entered into in connection therewith.

Schedule 3.8

Undisclosed Liabilities

None.

Schedule 3.10(i)

Tax Appeals

Schedule 3.11

Litigation

None.

Schedule 3.14

Contracts

Schedule 3.15

Lease Defaults

  Evennon, Inc. is in default, including failure to timely pay rent and holding over past the expiration of the term of the lease, of the Lease Agreement, dated November 13, 2020, by and between Plymouth 11351 West 183rd LLC and Evennon, Inc., as amended by that certain First Amendment to Lease Agreement, dated December 21, 2023, by Evennon, Inc. and Plymouth 11351 West 183rd LLC, for the certain Premises located at 11351 West 183rd Street, Orland Park, Illinois.